AMENDED AND RESTATED LOAN AGREEMENT

            THIS AMENDED AND RESTATED LOAN AGREEMENT ("Agreement"), dated May 27, 2005, is made and entered into on the terms and conditions hereinafter set forth, by and among HOME SOLUTIONS OF AMERICA, INC., a Delaware corporation (the "Borrower"), those lenders who are or become parties to this Agreement (collectively, the "Lenders" and, individually, a "Lender") and PETRA MEZZANINE FUND, L.P., a Delaware limited partnership, as administrative agent for the Lenders (in such capacity, the "Administrative Agent").

RECITALS:

            1.         Borrower, the Administrative Agent, and PETRA MEZZANINE FUND, L.P., a Delaware limited partnership, as lender ("Petra") are parties to that certain Loan Agreement dated March 31, 2005 (the "Original Agreement"), pursuant to which Petra made available to Borrower a term loan in the aggregate original principal amount of FOUR MILLION and No/100ths Dollars ($4,000,000.00) (the "Petra Loan") on the terms and conditions therein set forth, and for the purpose(s) therein set forth.

            2.         Pursuant to a Joinder Agreement dated April 14, 2005, by and among  LADDCAP VALUE PARTNERS L.P., a Delaware limited partnership ("Laddcap"), Borrower, the Administrative Agent and Petra (the "Joinder Agreement"), Laddcap made an Additional Advance (as defined in the Original Loan Agreement) to Borrower in the original principal amount of $500,000 (the "Laddcap Loan") on the terms and conditions therein set forth and as set forth in the Original Loan Agreement (the Original Agreement, as modified by the Joinder Agreement, herein referred to as the "Original Loan Agreement").

            3.         Borrower has requested that PATRIOT CAPITAL, L.P., a Delaware limited partnership ("Patriot") make an Additional Advance pursuant to the terms of the Original Loan Agreement in the original principal amount of $1,800,000 (the "Patriot Loan"; the Petra Loan, the Laddcap Loan and the Patriot Loan referred to herein collectively as the "Loan").

4.         Requisite Lenders (as defined in the Original Loan Agreement) have agreed to permit the Patriot Loan as an Additional Advance.

5.         Patriot, in reliance upon the representations and inducements of Borrower set forth herein and in the other Loan Documents, has agreed to make the Patriot Loan upon the terms and conditions hereinafter set forth.

5.         Borrower has requested that Lenders amend and restate the Original Loan Agreement as set forth herein.

            6.         Lenders, in reliance upon the representations and inducements of Borrower set forth herein and in the other Loan Documents, have agreed to amend and restate the Original Loan Agreement as set forth herein.

AGREEMENTS:

            NOW, THEREFORE, in consideration of the agreement of Lenders to make the Loan and the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of all of which are hereby acknowledged, the Administrative Agent, Lenders and Borrower hereby agree as follows:

ARTICLE 1

DEFINITIONS, ACCOUNTING TERMS
AND PRINCIPLES OF CONSTRUCTION

            1.1       Defined Terms.  In addition to terms defined elsewhere herein, the following terms, as used in this Agreement, shall have the respective meanings set forth below (terms defined in the singular to have the same meaning when used in the plural, and vice versa, unless otherwise expressly indicated):

            "Asset Acquisition" shall mean (a) any Investment by the Borrower or any of its Subsidiaries in any other Person pursuant to which such Person shall become a Subsidiary of the Borrower or any of its Subsidiaries or shall be merged with the Borrower or any of its Subsidiaries or (b) any acquisition by the Borrower or any of its Subsidiaries of the assets of any Person that constitute substantially all of an operating unit or business of such Person.

            "Average Life": as of any date of determination, with respect to any Indebtedness, the quotient obtained by dividing (a) the sum of the products of (i) the numbers of years (rounded to the nearest one-twelfth of one year) from the date of determination to the scheduled date of each successive principal payment (including any payment due at maturity) of such Indebtedness multiplied by (ii) the amount of such payment by (b) the sum of all such payments.

            "Capitalized Lease" shall mean, as to any Person, any lease of property by such Person as lessee that, in accordance with GAAP, either would be required to be classified and accounted for as a capital lease on a consolidated balance sheet of such Person or otherwise be disclosed as such in a note to such balance sheet.

            "Capitalized Lease Obligations" shall mean, as to any Person as of any date, the amount of the obligation of the lessee under a Capitalized Lease that, in accordance with GAAP, would appear on a consolidated balance sheet of such Person in respect of such Capitalized Lease or otherwise be disclosed as such in a note to such balance sheet.

"Cash Equivalents" means: (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States government or (ii) issued by any agency of the United States government the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after acquisition thereof; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after acquisition thereof and having, at the time of acquisition, a rating of at least A‑1 from Standard & Poor's, a division of The McGraw Hill Companies, Inc. ("S&P") or at least P‑1 from Moody's Investors Service, Inc. ("Moody's"); (c) commercial paper maturing no more than one year from the date of acquisition and, at the time of acquisition, having a rating of at least A‑1 from S&P or at least P‑1 from Moody's; (d) certificates of deposit or bankers' acceptances issued or accepted by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that is at least (i) "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator) and (ii) has Tier 1 capital (as defined in such regulations) of not less than $250,000,000, in each case maturing within one year after issuance or acceptance thereof; and (e) shares of any money market mutual or similar funds that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) through (d) above, (ii) has net assets of not less than $500,000,000 and (iii) has short term obligations that are rated either "A-1" by S&P or "P-1" by Moody's.

            "Cash Interest Expense" shall mean, with respect to any fiscal period of Borrower, the portion of Interest Expense for such period that was paid in cash.

            "Change in Control" shall mean an event or series of events shall occur by which any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), but excluding Frank Fradella, shall become the "beneficial owner" (within the meaning of Rule 13d-3 and/or Rule 13d-5 under the Exchange Act, except that Person shall be deemed to have "beneficial ownership" of all shares that such Person has the right to acquire without condition, other than the passage of time, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of fifty percent (50%) or more of the combined voting power of all securities of the Borrower entitled to vote in the election of directors, other than securities having such power only by reason of the happening of a contingency (other than the passage of time).

            "Closing Date" shall mean March 31, 2005.

            "Collateral" shall mean all property and interests in property, presently owned or hereafter acquired or presently existing or hereafter created directly by Borrower or any of the Guarantors, including any and all proceeds thereof, in which a security interest has been granted in favor of the Administrative Agent for the benefit of the Lenders, whether under this Agreement, the Security Documents or any other Loan Document.

            "Common Stock" shall have the meaning assigned to such term in Section 3.2.

            "Commonly Controlled Entity" shall mean a Person that is under common control with Borrower within the meaning of subsection 414(b), (c), (m), (n) or (o) of the Internal Revenue Code.

            "Contingent Obligations" shall mean, for any Person, any contingent obligation calculated in accordance with GAAP, and in any event shall include (without duplication) all indebtedness, obligations or other liabilities of such Person guaranteeing or in effect guaranteeing the payment or performance of any indebtedness, obligation or other liability, regardless of whether contingent (collectively, the "primary obligations"), of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including any indebtedness, obligation or other liability of such Person, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss with respect thereto.

            "Cornerstone" shall mean Cornerstone Building and Remodeling, Inc., a Florida corporation.

"Cornerstone Acquisition" shall mean the acquisition, reorganization and merger contemplated by that certain Reorganization Agreement and Plan of Merger by and among Borrower, Cornerstone Acquisition Corp., Cornerstone, and the sole shareholder of Cornerstone, effective as of January 3, 2005.

            "Credit Parties" shall mean, collectively, the Borrower and the Guarantors.

            "Default" shall mean any of the events specified in Section 7.1, regardless of whether any requirement for the giving of notice (and if applicable, an opportunity to cure), the lapse of time or both has been satisfied.

            "EBITDA"  shall mean, with respect to any fiscal period of Borrower and its Subsidiaries on a consolidated basis, Net Income for such period, plus, without duplication, and only to the extent reflected as an expense in the statement of such Net Income for such period, the sum of (a) income tax expense (including, without limitation, the expenses of any franchise or excise taxes imposed in lieu of income taxes), plus (b) Interest Expense, plus (c) depreciation and amortization expense, plus (d) amortization of intangibles (including, without limitation,  goodwill) and organization costs, plus (e) any other non-cash charges or expenses or non-cash losses (including non-cash losses on sales of assets outside of the ordinary course of business, and also including non-cash expenses relating to or arising out of the issuance of common stock purchase warrants), plus (f) any extraordinary, unusual or non-recurring losses (including losses on the sales of assets outside the ordinary course of business), minus, without duplication, and only to the extent included as an income item in the statement of such Net Income for such period, the sum of (i) any extraordinary, unusual or non-recurring income or gains (including gains on the sales of assets outside of the ordinary course of business), plus (ii) any other non-cash income, all as determined on a consolidated basis and in accordance with GAAP.

            "Environmental Laws" shall mean all applicable federal, state, regional, county or local laws, statutes, rules, regulations or ordinances, now or hereafter in effect, relating to the generation, recycling, use, reuse, sale, storage, handling, transport, treatment or disposal of Hazardous Materials, including the Comprehensive Environmental Response Compensation Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act of 1976, as amended by the Solid and Hazardous Waste Amendments of 1984, 42 U.S.C. §6901 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §1801, et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Clean Water Act of 1977, 33 U.S.C. §1251 et seq., and any rules, regulations and guidance documents promulgated or published thereunder, and any state, regional, county or local statute, law, rule, regulation or ordinance now or hereafter in effect that relates to public health, safety or the discharge, emission or disposal of Hazardous Materials in or to air, water, land or groundwater, to the withdrawal or use of groundwater, to the use, handling or disposal of asbestos, polychlorinated biphenyls, petroleum, petroleum derivatives or by-products, other hydrocarbons or urea formaldehyde, to the treatment, storage, disposal or management of Hazardous Materials, to exposure to Hazardous Materials or to the transportation, storage, disposal, management or release of gaseous or liquid substances, and any regulation, order, injunction, judgment, declaration, notice or demand issued thereunder.

            "ERISA" shall mean the Employee Retirement Income Security Act of 1974.

            "ERISA Affiliate" shall mean each trade or business (whether or not incorporated) which, together with Borrower, is treated as a single employer under Section 414(b), (c), (m), (n) or (o) of the Internal Revenue Code.

            "Event of Default" shall mean any of the events specified in Section 7.1, provided that any requirement for the giving of notice (and if applicable, an opportunity to cure), the lapse of time or both has been satisfied.

            "Financing Statement" shall mean any Uniform Commercial Code financing statement, authorized pursuant to the provisions of the Security Agreement, the Guarantor Security Agreement or any other Loan Document.

            "Fiscal Quarter" shall mean each of the accounting periods of three (3) months ending on March 31, June 30, September 30 and December 31, respectively, of each year.

            "Fiscal Year" shall mean the twelve (12) month period ending on December 31 of each year.

            "Fixed Charge Coverage Ratio" shall mean, for Borrower and its Subsidiaries on a consolidated basis, calculated as of the end of any period of four (4) consecutive Fiscal Quarters of Borrower after giving Pro Forma Effect to the Asset Acquisition, the ratio of (i) EBITDA for such period minus the sum of  (a) Capital Expenditures to the extent not covered by long-term Funded Indebtedness and (b) cash income taxes paid to (ii) Fixed Charges for such period.

            "Fixed Charges" means, for any period, the sum of (a) Cash Interest Expense for such period, plus (b) regularly scheduled payments of principal paid or payable in respect of Funded Indebtedness during such period, minus payments of principal under the Laurus Credit Facility made in the ordinary course of Borrower's business.

            "Funded Indebtedness" shall mean, for Borrower and its Subsidiaries on a consolidated basis, without duplication, (a) indebtedness for borrowed money or for notes, debentures or other debt securities, (b) reimbursement obligations in respect of letters of credit issued for the account of such Person (including any such obligations in respect of any drafts drawn thereunder), (c) amounts owed with respect to Purchase Money Debt, amounts owed to sellers of other property, and amounts owed to shareholders, and (d) Capitalized Lease Obligations.

            "Funded Indebtedness to EBITDA Ratio"  shall mean, for Borrower and its Subsidiaries on a consolidated basis, calculated as of the end of any period of four (4) consecutive Fiscal Quarters of Borrower after giving Pro Forma Effect to the Asset Acquisition, the ratio of (a) Funded Indebtedness as of the last day of such period  minus unrestricted cash on hand of Borrower and the Guarantors, to (b) EBITDA for such period.

            "GAAP" shall mean generally accepted accounting principles in the United States of America in effect from time to time.

            "Governmental Authority" shall mean any nation, province, state or other political subdivision thereof and any government or any natural person or entity exercising executive, legislative, regulatory or administrative functions of or pertaining to government.

            "Guarantor Security Agreement" means that certain Security Agreement dated as of the Closing Date executed by Guarantors and Borrower in favor of the Administrative Agent and the Lenders.

            "Guarantors" means, collectively, Cornerstone and PW Stephens.

            "Guaranty" means that certain Guaranty Agreement dated as of the Closing Date executed by Guarantors.

            "Hazardous Material" shall mean any material, substance, pollutant or waste that is defined or designated as a hazardous material, hazardous substance, hazardous waste, pollutant, contaminant or toxic substance under any Environmental Law or otherwise is regulated under any Environmental Law, including asbestos, polychlorinated biphenyls, petroleum, petroleum derivatives or by-products, other hydrocarbons, urea formaldehyde and medical and infectious wastes.

            "Indebtedness" shall mean, as to any Person, all items that in accordance with GAAP would be shown on the balance sheet of such Person as a liability and in any event shall include (without duplication) (a) indebtedness for borrowed money or for notes, debentures or other debt securities, (b) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (c) reimbursement obligations in respect of letters of credit issued for the account of such Person (including any such obligations in respect of any drafts drawn thereunder), (d) liabilities for all or any part of the deferred purchase price of property or services, including any such liabilities in the form of deferred compensation payable to the sellers thereof, (e) liabilities secured by any Lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by or is a primary liability of such Person, (f) Capitalized Lease Obligations, and (g) Contingent Obligations.

            "Interest Expense" shall mean, with respect to any fiscal period of Borrower, interest expense of Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP, whether paid or accrued, including, without duplication, amortization or write-off of original issue discount on any Indebtedness and all deferred financing fees, costs and expenses associated with the incurrence of such Indebtedness (to the extent customarily included in interest expense), the interest portion of any deferred payment obligation and the interest component of any Capitalized Lease Obligation; provided, that the amortization of deferred financing, legal and accounting costs with respect to this Agreement and all non-cash interest expense shall (in each case) be excluded from Interest Expense to the extent same would otherwise have been included therein.

            "Internal Revenue Code" shall mean the Internal Revenue Code of 1986.

            "Investment" shall mean the making of any loan, advance, extension of credit or capital contribution to, or the acquisition of any stock, bonds, notes, debentures or other obligations or securities of, or the acquisition of any other interest in or the making of any other investment in, any Person.

            "Laddcap Closing Fee" shall have the meaning assigned to such term in Section 2.2.

            "Laurus Credit Facility" shall mean those certain loans made to Borrower by Laurus Master Fund, Ltd. in the maximum aggregate principal amount of $4,000,000, as evidenced by that certain Secured Revolving Note in the maximum principal amount of $2,500,000, executed by Borrower in favor of Laurus Master Fund, Ltd. and that certain Secured Convertible Minimum Borrowing Note in the principal amount of $1,500,000, executed by Borrower in favor of Laurus Master Fund, Ltd.

            "Lien" shall mean, as to any asset, (a) any lien, charge, claim, mortgage, security interest, pledge, hypothecation or other encumbrance of any kind with respect to such asset, (b) any interest of a vendor or lessor under any conditional sale agreement, Capitalized Lease or other title retention agreement relating to such asset, (c) any reservation, exception, encroachment, easement, right-of-way, covenant, condition, restriction, lease or other title exception affecting such asset, or (d) any assignment, deposit, preference, priority or other security agreement (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

            "Loan Documents" shall mean this Agreement, the Notes, the Security Documents and all other documents, instruments and agreements now or hereafter executed or delivered pursuant hereto or in connection herewith, including, without limitation, that certain Subordination Agreement dated as of the Closing Date by and between Laurus Master Fund, Ltd. and Petra and that certain Subordination Agreement dated as of the Closing Date by and between Old Florida Bank and Petra.

            "Material Adverse Effect" and "Material Adverse Change" shall mean a material adverse effect on, or a material adverse change in, (a) the properties, business, operations, or financial condition of Borrower and its Subsidiaries, taken as a whole, or (b) the ability of Borrower to perform its obligations under this Agreement, the Note and the other Loan Documents to which it is a party.

            "Multiemployer Plan" shall mean a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA.

            "Net Income" shall mean, for Borrower and its Subsidiaries on a consolidated basis for any period, the net income (or loss) after taxes, determined in accordance with GAAP, subject to customary exclusions with respect to extraordinary and nonrecurring items.

"Notes" shall mean one or more promissory notes, substantially in the form of Exhibit B, executed by the Borrower in favor of the Lenders, evidencing the indebtedness of the Borrower to the Lenders in connection with the Loan.

            "Operating Lease" shall mean, as to any Person, any lease of property (whether real, personal or mixed) by such Person as lessee that is not a Capitalized Lease.

            "Outstanding Shares" shall have the meaning assigned to such term in Section 3.2.

            "Patriot Acceptance Fee" shall have the meaning assigned to such term in Section 2.2.

"Patriot Closing Fee" shall have the meaning assigned to such term in Section 2.2.

            "Patriot Loan Closing Date" shall have the date on which the conditions set forth in Article 6 have been satisfied and the proceeds of the Patriot Loan have been advanced to Borrower by Patriot.

"Patriot Second Advance" shall mean the maximum principal amount of $700,000.00 or such lesser amount as may be advanced to Borrower pursuant to the terms of this Agreement.

"Patriot Second Advance Closing Date" shall be the date on which the conditions set forth in Article 6 have been satisfied and the proceeds of the Patriot Second Advance have been advanced to Borrower by Patriot.

"PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to subtitle A of Title IV of ERISA.

"Permitted Acquisition" shall mean any Asset Acquisition by the Borrower or any Guarantor with respect to which (a) the Borrower and its Subsidiaries shall have complied with the provisions of Section 4.21, (b) all assets acquired in the transaction are held or acquired by the Borrower or its Subsidiary, (c) at the time of such Asset Acquisition and after giving Pro Forma Effect thereto and to any other Asset Acquisition made during the then most recent twelve (12) month period, no Default shall have occurred or be continuing or would result therefrom, (d) the aggregate consideration paid or to be paid in connection with such Asset Acquisition, inclusive of all Indebtedness and other liabilities incurred or assumed, when combined with the aggregate consideration paid or to be paid (inclusive of all Indebtedness incurred or assumed and all potential future earn out as if paid in full) will not exceed $15,000,000, (e) the aggregate consideration paid or to be paid in connection with such Asset Acquisition, inclusive of all Indebtedness incurred or assumed, when combined with the aggregate consideration paid or to be paid (inclusive of all Indebtedness incurred or assumed and all potential future earn out as if paid in full) in connection with all other Asset Acquisitions by the Borrower and its Subsidiaries occurring during the term of the Loan will not exceed $45,000,000, and (f) the applicable Target is and shall continue to be, after the consummation of the acquisition, engaged in the business of residential services.

            "Permitted Liens" shall mean Liens permitted pursuant to the provisions of Section 4.15.

"Permitted Non-Guarantor Entity" shall mean, collectively Fiber Seal Systems, L.P., a Texas limited partnership, FSS Holding Corp, a Texas limited partnership, Southern Exposure Holdings, Inc., a Florida corporation, SE Tops of Florida, Inc., a Florida corporation, Southern Exposure Unlimited of Florida, Inc., a Florida corporation, and Southernstone Cabinets, Inc., a Florida corporation.

            "Person" shall mean an individual, corporation, partnership, limited partnership, limited liability company, limited liability limited partnership, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, Governmental Authority or other form of entity not specifically listed herein.

            "Petra Acceptance Fee" shall have the meaning assigned to such term in Section 2.2.

"Petra Closing Fee" shall have the meaning assigned to such term in Section 2.2.

            "Plan" shall mean an employee pension benefit plan covered by Title IV of ERISA that is maintained by Borrower, any of its Subsidiaries or a Commonly Controlled Entity.

"Pro Forma Effect" shall mean, in making any calculation hereunder necessary to determine whether the Borrower is in compliance with Article 5, any Asset Acquisition made during the twelve (12) month period ending on and including the date of determination shall be assumed to have occurred on the first day of such period; provided that the Requisite Lenders have been furnished with annual audited financial statements or interim financial statements regarding the Asset Acquisition that are in sufficient detail to provide a basis for determining the Pro Forma Effect thereof and that otherwise are in form and substance and prepared by Persons satisfactory to the Requisite Lenders.  For purposes of illustrating the parties' intent, if the Asset Acquisition were to occur as of April 1, (a) any calculation made with a determination date as of June 30 in the same year as the Asset Acquisition would include three months of actual results and nine months of pro forma results, and (b) any calculation made with a determination date of September 30 in the same year as the Asset Acquisition would include six months of actual results and six months of pro forma results.

            "Purchase Money Debt" shall mean (a) Indebtedness of Borrower or any of its Subsidiaries that, within forty-five (45) days of the purchase of real property, equipment or other tangible personal property in which neither Borrower nor any of its Subsidiaries at any time prior to such purchase had any interest, is incurred to finance part or all of (but not more than) the purchase price of such property, and that bears interest at a rate per annum that is commercially reasonable at the time, and (b) Indebtedness that constitutes a renewal, extension, refunding or refinancing of, but not an increase in the principal amount of, Purchase Money Debt that is such by virtue of clause (a), is binding only upon the obligor or obligors under the Purchase Money Debt being renewed, extended or refunded and bears interest at a rate per annum that is commercially reasonable at the time.

            "PW Stephens" shall mean P.W. Stephens, Inc., a California corporation.

"Refinance": in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, repurchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

            "Reportable Event" shall mean any of the events set forth under Section 4043(b) of ERISA or the PBGC regulations thereunder.

            "Requirement of Law" shall mean, as to any Person (a) the partnership agreement, charter, certificate of incorporation, articles of incorporation, bylaws, operating agreement or other organizational or governing documents of such Person, (b) any federal, state or local law, treaty, ordinance, rule or regulation, (c) any order, decree or determination of a court, arbitrator or other Governmental Authority; in each case applicable to or binding upon such Person or any of its property or to which such person or any of its property is subject.

"Requisite Lenders" shall mean, as of any date of determination, Lenders holding in the aggregate more than eighty percent (80%) of the indebtedness evidenced by the Notes.

            "Responsible Officer" shall mean, as to any Person, its president, chief executive officer or chief financial officer.

            "Restricted Payments" shall mean, as to any Person for any period:

                        (a)        dividends, other distributions and other payments or deliveries of property on account of the capital stock of or other ownership interests in, or any warrants, options or other rights in respect of any capital stock of or other ownership interests in, such Person or its Subsidiaries, now or hereafter outstanding, that are recorded by such Person and its Subsidiaries on a consolidated basis (excluding any such dividends, distributions and other payments made solely to such Person or a wholly-owned Subsidiary of such Person by a Subsidiary of such Person, and other dividends payable solely in shares of any class of capital stock to holders of that class;

                        (b)        amounts paid to purchase, redeem, retire or otherwise acquire for value any of the capital stock of or other ownership interests in, or any warrants, options or other rights in respect of the capital stock of or other ownership interests in, such Person or its Subsidiaries, now or hereafter outstanding (excluding any dividends, distributions and other payments made solely to such Person or a wholly-owned Subsidiary of such Person by a Subsidiary of such Person);

                        (c)        any assets segregated or set apart (including any money or property deposited with a trustee or other paying agent) by such Person or any of its Subsidiaries for a sinking or analogous fund for the purchase, redemption or retirement or other acquisition of any capital stock of or other ownership interests in, or any warrants, options or other rights in respect of any capital stock of or other ownership interests in, such Person or its Subsidiaries, now or hereafter outstanding (excluding any assets so segregated or set apart with respect to any stock, warrants, options or other rights held by a wholly-owned Subsidiary of such Person);

                        (d)        payments made or required to be made by such Person with respect to any stock appreciation rights plan, equity incentive or achievement plan, other than regular compensation and bonuses paid to employees of the Borrower and its Subsidiaries in the ordinary course of business and consistent with past practices, or any similar plan and any assets segregated or set apart for such purposes (including any money or property deposited with a trustee or other paying agent); and

                        (e)        any payment, purchase, redemption or acquisition of Indebtedness subordinated to the Indebtedness evidenced by the Notes and any assets segregated or set apart for such purposes (including any money or property deposited with a trustee or other paying agent), excluding, however, regularly scheduled payments of interest made according to the stated terms of such subordinated Indebtedness;

            all as determined in accordance with GAAP.

            "Securities Act" means the Security Act of 1933, as amended, or any similar federal statute and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

            "Security Agreement" shall mean the Security Agreement, substantially in the form of Exhibit C, executed by Borrower in favor of the Administrative Agent for the benefit of the Lenders.

            "Security Documents" shall mean the Security Agreement, the Trademark and Patent Security Agreement, the Guaranty, the Guarantor Security Agreement and the Financing Statements, together with all documents, instruments and agreements now or hereafter executed or delivered pursuant thereto or in connection therewith.

            "Solvent" shall mean, with respect to any Person on any particular date, that on such date (a) the fair value of the assets of such Person is, on the date of determination, greater than the total amount of liabilities, including contingent and unliquidated liabilities, of such Person, (b) such Person is able to pay all liabilities of such Person as they mature, and (c) such Person does not have unreasonably small capital with which to carry on its business.  In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can be reasonably expected to become an actual or matured liability.

"Stated Maturity": with respect to any Indebtedness, the date specified in the governing documents thereof as the fixed date on which the final or only, as the case may be, payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such Indebtedness at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer).

            "Subsidiary" shall mean, as to any Person (a) a corporation, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock having such power only by reason of the occurrence of a contingency) to elect a majority of the board of directors or other managers thereof are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person, or (b) a partnership in which such Person is a general partner or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries or both, by such Person.

            "Target" shall mean any Person or material group of assets acquired or proposed to be acquired pursuant to an Asset Acquisition.

            "Trademark and Patent Security Agreement" shall mean that certain Trademark and Patent Security Agreement executed by Borrower and each Guarantor in favor of the Administrative Agent for the benefit of the Lenders.

            "UCC" shall mean the Uniform Commercial Code as in effect in the State of Tennessee or any other applicable jurisdiction, as the context may require.

            "Warrant" shall mean each Stock Purchase Warrant, substantially in the form of Exhibit D, executed by Borrower in favor of each Lender.

            1.2       Accounting and Commercial Terms.  As used in this Agreement, all accounting terms used but not otherwise defined herein shall have the respective meanings assigned to them by GAAP.  All terms used but not otherwise defined herein that are defined or used in Article 9 of the UCC shall have the respective meanings assigned to them in such Article.

            1.3       General Construction.  As used in this Agreement, the masculine, feminine and neuter genders and the plural and singular numbers shall be deemed to include the others in all cases in which they would so apply.  "Includes" and "including" are not limiting, and shall be deemed to be followed by "without limitation" regardless of whether such words or words of like import in fact follow same.  The word "or" is not intended and shall not be construed to be exclusive.

            1.4       Headings.  Article and section headings and captions in this Agreement and the other Loan Documents are included in such Loan Documents for convenience of reference and shall not constitute a part of the applicable Loan Documents for any other purpose.

            1.5       References to this Agreement and Parts Thereof.  As used in this Agreement, unless otherwise specified the words "hereof," "herein" and "hereunder" and words of similar import shall refer to this Agreement including all schedules and exhibits hereto, as a whole, and not to any particular provision of this Agreement, and the words "Article", "Section", "Schedule" and "Exhibit" refer to articles, sections, schedules and exhibits of or to this Agreement.

            1.6       Documentary References.  Any reference herein to any instrument, document or agreement, by whatever terminology used, shall be deemed to include any and all amendments, modifications, supplements, extensions, renewals, substitutions or replacements thereof as the context may require.

            1.7       Legal References.  Any reference herein to any law shall be a reference to such law as in effect from time to time and shall include any rules and regulations promulgated or published thereunder and published interpretations thereof.

ARTICLE 2
THE LOAN

            2.1       The Loan; Evidence of Loan Indebtedness; Repayment.  Subject to the terms and conditions hereof, Lenders severally agree to make their portion of the Loan to Borrower.  The Loan shall be evidenced by, and payable in accordance with the provisions of, the Notes.  Borrower may prepay the Loan, in whole or in part, at any time and from time to time, without premium or penalty.  The parties acknowledge and agree that any Notes delivered on the date of this Agreement, in substitution for the Notes delivered under the terms of the Original Loan Agreement, are not intended to and shall not cause a novation with respect to any or all of the Obligations.

            If Patriot makes the Patriot Second Advance pursuant to the terms hereinafter set forth, from and after the Patriot Second Advance Closing Date the Loan shall be deemed to include the Patriot Second Advance.

Without implying any limitation on the Security Documents, Borrower acknowledges and agrees that the Collateral covered by the Security Documents secures, among other things, all of the indebtedness, liabilities and obligations of Borrower to the Lenders, whether now existing or hereafter arising, of any nature whatsoever (fixed, contingent or otherwise) under the Loan, the Note, this Agreement, the Security Agreement, the other Loan Documents, or otherwise, including, without limitation, any indebtedness, liability and obligation arising under Section 8.7 or Section 10.3 of this Agreement.

2.2              Acceptance Fee; Closing Fee.

            (a)        In connection with the making of the Petra Loan, Borrower paid to Petra an acceptance fee in the amount of $37,500 (the "Petra Acceptance Fee").  Petra hereby acknowledges that Borrower prepaid the Petra Acceptance Fee.  Further in connection with the making of the Petra Loan, Borrower paid to Petra a closing fee in the amount of $122,500 (the "Closing Fee").  The Petra Closing Fee was due and payable on the Closing Date, and Borrower authorized and directed  Petra to deduct from the Petra Loan proceeds and retain for its account the sum of $122,500 as payment of the Petra Closing Fee.

            (b)        In connection with the making of the Laddcap Loan, Borrower paid to Laddcap a closing fee in the amount of $20,000 (the "Laddcap Closing Fee").  The Laddcap Closing Fee was due and payable simultaneously with the advance of the Laddcap, and Borrower authorized and directed  Laddcap to deduct from the Laddcap Loan proceeds and retain for its account the sum of $20,000 as payment of the Laddcap Closing Fee.

            (c)        In connection with the making of the Patriot Loan, Borrower shall pay to Patriot an acceptance fee in the amount of $15,000 (the "Patriot Acceptance Fee").  Patriot hereby acknowledges that Borrower has prepaid the Patriot Acceptance Fee.  Further in connection with the making of the Patriot Loan, subject to Section 10.17 below, Borrower shall pay to Patriot a closing fee in the amount of $85,000 (the "Patriot Closing Fee").  The Patriot Closing Fee is due and payable on the Patriot Loan Closing Date, and Borrower hereby authorizes and directs Patriot to deduct from the Patriot Loan proceeds and retain for its account the sum of $85,000 as payment of the Patriot Closing Fee.

            2.3       Purpose.  The purpose of the Loan shall be to finance the Cornerstone Acquisition and to provide additional working capital to Borrower.  The Patriot Loan shall be to finance the Cornerstone Acquisition specifically by repaying Borrower's $2,300,000 Promissory Note dated January 3, 2005, payable to the order of Anthony Leeber, Jr. and thereafter to provide additional working capital to Borrower.  The proceeds of the Loan shall be used for no other purposes.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

            To induce Lenders to make the Loan and to induce the Lenders and the Administrative Agent to enter into this Agreement, Borrower hereby represents and warrants to Lenders as follows:

            3.1       Corporate Status.  Borrower and its Subsidiaries are entities of the types set forth on Schedule 3.1, and each is duly organized, validly existing and in good standing under the laws of the jurisdiction indicated next to its name on Schedule 3.1.  Borrower and its Subsidiaries have all requisite corporate power, authority and legal rights to own and operate their respective properties, to carry on their respective businesses as now conducted and to enter into and to perform their respective obligations under this Agreement and the other Loan Documents to which each is a party.  Borrower and its Subsidiaries are each duly qualified to do business and in good standing in each jurisdiction in which a failure to be so qualified would have a Material Adverse Effect.

            3.2       Capitalization.  The authorized capital stock of Borrower consists solely of  (i) 50,000,000  shares of common stock, $ .001 par value per share ("Common Stock"), of which  17,022,486 shares (the "Outstanding  Common Shares") are issued and outstanding  and (ii) 1,000,000 shares of preferred stock , $.001 par value per share (the "Preferred Stock"), of which there are 68 shares of Series A Convertible Preferred Stock (the "Series A Convertible Preferred Stock") issued and outstanding and 40 shares of Series B Convertible Preferred Stock (the "Series B Convertible Preferred Stock") issued and outstanding (collectively, the "Outstanding Preferred Shares" and together with the Outstanding Common Shares, the "Outstanding Shares").  Schedule 3.2 lists the respective holders of Outstanding Shares, the number of Outstanding Shares held by each and the respective percentage ownership of each on a fully diluted basis, assuming the exercise or conversion of all issued and outstanding option securities and convertible securities of Borrower.  All of the Outstanding Shares are duly authorized, validly issued and outstanding and fully paid and nonassessable and free of preemptive rights.  Except for the Outstanding Shares, there are no shares of capital stock or other securities of Borrower outstanding.  Except as set forth on Schedule 3.2, there are no outstanding options, warrants or rights to purchase or acquire from Borrower any securities of Borrower, and there are no contracts, commitments, agreements, understandings, arrangements or restrictions as to which Borrower is a party or by which it is bound relating to any shares of capital stock or other securities of Borrower (including the Outstanding Shares), regardless of whether outstanding.

            3.3       Authorization.    The execution and delivery of this Agreement, the borrowing hereunder, the execution and delivery of each Loan Document to which Borrower and any of its Subsidiaries is a party and the performance by Borrower and its Subsidiaries of their respective obligations thereunder are within the corporate powers of Borrower and its Subsidiaries and have been duly authorized by all necessary corporate action properly taken, have received all necessary governmental approvals, if any were required, and do not and will not contravene or conflict with any provision of law, any applicable judgment, ordinance, regulation or order of any court or Governmental Authority.  The officer(s) executing this Agreement, the Notes and all of the other Loan Documents to which Borrower or any of its Subsidiaries is a party are duly authorized to act on behalf of Borrower or its Subsidiaries, as the case may be.

            3.4       Validity and Binding Effect.  This Agreement and the other Loan Documents are the legal, valid and binding obligations of Borrower and the Guarantors, as the case may be, enforceable in accordance with their respective terms, subject to limitations imposed by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally or the application of general equitable principles.

            3.5       No Conflicts.  Except as set forth on Schedule 3.5, the execution and delivery of this Agreement and the other Loan Documents, consummation of the transactions contemplated by such Loan Documents and the performance of the respective obligations of Borrower and the Guarantors under and by virtue of such Loan Documents will not result in any breach of, or constitute a default under, any mortgage, security deed or agreement, deed of trust, lease, bank loan or credit agreement, corporate charter or bylaws, agreement or certificate of limited partnership, partnership agreement, license, franchise or any other instrument or agreement to which Borrower or its Subsidiaries is a party or by which Borrower, its Subsidiaries, or their respective properties may be bound or affected, unless and except to the extent that Borrower or its Subsidiaries have obtained an effective waiver.

            3.6       Investments.  Borrower has no Investments other than cash on deposit with banks in deposit accounts in the ordinary course of Borrower's business or in Cash Equivalents of such banks and Investments (including Investments in Subsidiaries of Borrower) set forth on Schedule 3.6.

            With respect to each Subsidiary of Borrower, Schedule 3.6 shows the percentage of the stock or other equity interests that is owned by Borrower and each other Person having an interest therein.  The outstanding capital stock of each Subsidiary that is a corporation is validly issued, fully paid and nonassessable.  Borrower and its Subsidiaries have good and valid title to the equity interests in the Subsidiaries of Borrower shown as owned by each of them on Schedule 3.6, free and clear of all Liens.

            3.7       Trademarks, Patents, Etc.  Schedule 3.7 is an accurate and complete list of all patents, trademarks, tradenames, trademark registrations, service names, service marks, copyrights, licenses, formulas and applications therefor owned by Borrower or any of its Subsidiaries or used or required by Borrower or any of its Subsidiaries in the operation of their respective businesses, title to each of which is, except as set forth in Schedule 3.7, held by Borrower or its subsidiary, as applicable, free and clear of all Liens.  There is no infringement action, lawsuit, claim or, to the knowledge of Borrower, complaint that asserts that Borrower's or its Subsidiaries operations violate or infringe the rights or the trade names, trademarks, trademark registrations, service names, service marks or copyrights of others with respect to any asset or operation of Borrower or any of its Subsidiaries or, to the knowledge of Borrower, any adversely held trademark, trade name, trademark registration, service name, service mark or copyright, and Borrower and its Subsidiaries are not in any way making use of any confidential information or trade secrets of any Person except with the consent of such Person.

3.8              Financial Statements.

(a)    The financial statements of the Borrower and its Subsidiaries included in the Borrower's filings with the SEC for the last three (3) fiscal years, the audited financial statements as of December 31, 2004 and for the year ended December 31, 2004 and the unaudited financial statements of January 31, 2005 and for the month then ended (including the related notes, if any) complied as to form, as of their respective dates of filing with the SEC, if applicable, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (including, without limitation, Regulation S-X), have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Quarterly Report Form 10-QSB of the SEC) applied on a consistent basis during the periods and at the dates involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial condition of the Borrower and its Subsidiaries at the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments that were not material in amount or effect).  Except (A) as reflected in the Borrower's audited financial statements at December 31, 2004 (the "Most Recent Financial Statements") or liabilities described in any notes thereto (or liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP) or (B) for liabilities incurred in the ordinary course of business since December 31, 2004 consistent with past practice or in connection with this Agreement or the transactions contemplated hereby, neither the Borrower nor any of its Subsidiaries has any material liabilities or obligations of any nature.  Corbin & Company, LLP, who have expressed their opinion with respect to the audited financial statements of the Borrower and its Subsidiaries included in the Borrower's filings with the SEC (including the related notes), are independent public or certified public accountants as required by the Securities Act and the Exchange Act.

            3.9       Indebtedness.  Schedule 3.9 is a complete and correct list of all Indebtedness of Borrower and its Subsidiaries, and identifies all credit agreements, indentures, purchase agreements, promissory notes and other evidences of Indebtedness, guaranties, Capitalized Leases and other instruments, agreements and arrangements presently in effect providing for or relating to extensions of credit (including agreements and arrangements for the issuance of letters of credit or for acceptance financing) in respect of which Borrower or any of the properties thereof is in any manner directly or contingently obligated.  The maximum principal or face amounts of the credit in question that are outstanding and that can be outstanding are correctly stated on Schedule 3.9, and all Liens of any nature given or agreed to be given as security for any Indebtedness of Borrower are correctly described or indicated in such Schedule.

            3.10     Title to Assets.  Borrower and its Subsidiaries have good and valid title (or good and valid leasehold interests with respect to leased property) to all their respective assets (including all assets constituting a part of the Collateral and all assets reflected in the balance sheet of Borrower as of January 31, 2005), subject to no Liens other than Permitted Liens.

            3.11     Labor Matters.  There are no disputes or controversies pending between Borrower or its Subsidiaries and their respective employees, the outcome of which reasonably may be expected to have a Material Adverse Effect.

            3.12     Litigation.  Except as set forth on Schedule 3.12, there are no actions, suits or proceedings pending, or, to the knowledge of Borrower threatened, against or affecting Borrower or any of its Subsidiaries or involving the validity or enforceability of any of the Loan Documents, at law or in equity, before any court or Governmental Authority.  To Borrower's knowledge, Borrower is not in default with respect to any order, writ, injunction, decree or demand of any court or Governmental Authority.

            3.13     Other Agreements; No Defaults.  Borrower is not a party to any indenture, loan or credit agreement, lease or other instrument, document or agreement or instrument, or subject to any charter or corporate restriction, that could have a Material Adverse Effect.  Borrower is not in default in any respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument material to its business to which it is a party, including this Agreement and the other Loan Documents, and no other default or event has occurred and is continuing that with notice or the passage of time or both would constitute a default or event of default under any of same.  Without implying any limitation on the foregoing, No Default or Event of Default (including, without limitation, those with respect to representations and warranties) existed under the Original Loan Agreement or under any of the other Loan Documents immediately before the execution and delivery of this Agreement.

            3.14     Compliance with Laws.  Borrower and its Subsidiaries (a) have not been, are not and will not be in violation of any applicable Requirement of Law, including any building, zoning, occupational safety and health, fair employment, equal opportunity, pension, environmental control or similar federal, state or local law, ordinance or regulation, relating to the ownership or operation of their respective businesses or assets, (b) have not failed to obtain any license, permit, certificate or other governmental authorization necessary for the conduct of their businesses or the ownership and operation of their assets, (c) have not received any notice from any Governmental Authority, and to their knowledge no such notice is pending or threatened, alleging that Borrower or any of its Subsidiaries has violated, or has not complied with, any Requirement of Law, condition or standard applicable with respect to any of the foregoing, and (d) are not a party to any agreement or instrument, or subject to any judgment, order, writ, rule, regulation, code or ordinance, except to the extent that any violation, noncompliance, failure, agreement, judgment, etc. as described in this Section 3.14 cannot reasonably be expected to have a Material Adverse Effect.

            3.15     Governmental Authorizations; Permits, Licenses and Accreditation; Other Rights.  Borrower and its Subsidiaries have all licenses, permits, approvals, registrations, contracts, consents, franchises, qualifications, accreditations and other authorizations necessary for the lawful conduct of their respective businesses or operations wherever now conducted and as planned to be conducted, pursuant to all applicable statutes, laws, ordinances, rules and regulations of all Governmental Authorities having, asserting or claiming jurisdiction over Borrower and its Subsidiaries or over any part of their respective operations.  Copies of all such licenses, permits, approvals, registrations, contracts, consents, franchises, qualifications, accreditations and other authorizations shall be provided to Lender upon request.  Borrower and its Subsidiaries are not in default under any of such licenses, permits, approvals, registrations, contracts, consents, franchises, qualifications, accreditations or other authorizations, and no event has occurred, and no condition exists, that with the giving of notice, the passage of time or both would constitute a default thereunder or would result in the suspension, revocation, impairment, forfeiture or non-renewal of any thereof, except to the extent that the cumulative effect of all such defaults, events, conditions, suspensions, revocations, impairments, forfeitures and non-renewals cannot reasonably be expected to have a Material Adverse Effect.  The continuation, validity and effectiveness of all such licenses, permits, approvals, registrations, contracts, consents, franchises, qualifications, accreditations and other authorizations will not be adversely affected by the transactions contemplated by this Agreement.  Borrower and its Subsidiaries know of no reason why they will not be able to maintain after the date hereof all licenses, permits, approvals, registrations, contracts, consents, franchises, qualifications, accreditations and other authorizations necessary or appropriate to conduct the businesses of Borrower and its Subsidiaries as now conducted and presently planned to be conducted.

            3.16     Taxes.  Borrower has filed or caused to be filed all tax returns that to its knowledge are required to be filed (except for returns that have been appropriately extended), and has paid, or will pay when due, all taxes shown to be due and payable on said returns and all other taxes, impositions, assessments, fees or other charges imposed on them by any governmental authority, agency or instrumentality, prior to any delinquency with respect thereto (other than taxes, impositions, assessments, fees and charges currently being contested in good faith by appropriate proceedings, for which appropriate amounts have been reserved).  No tax liens have been filed against Borrower or any of the property thereof.

            3.17     Certain Transactions.  Except as set forth on Schedule 3.17, (a) Borrower is not indebted, directly or indirectly, to any of its officers or directors or to their respective spouses or children, in any amount whatsoever, and (b) none of said officers or directors or any members of their immediate families, are indebted to Borrower or have any direct or indirect ownership interest in any firm or corporation with which Borrower has a business relationship, or any firm or corporation which competes with Borrower, except that officers or directors of Borrower may own no more than 1% of outstanding stock of publicly traded companies that may compete with Borrower.  Except as set forth on Schedule 3.17, no officer or director or any member of their immediate families, is, directly or indirectly, interested in any material contract with Borrower, and each such contract has been fully disclosed to and approved by the directors of Borrower and is on arm's length terms.  Except as set forth on Schedule 3.17, Borrower is not a guarantor or indemnitor of any Indebtedness of any other person, firm or corporation.

            3.18     Margin Regulations. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock.  No proceeds received pursuant to this Agreement will be used to purchase or carry any equity security of a class registered pursuant to Section 12 of the Exchange Act.

            3.19     Significant Contracts.  Schedule 3.19 is a complete and correct list of all contracts, agreements and other documents pursuant to which Borrower receives revenues in excess of $500,000.  Each such contract, agreement and other document is in full force and effect as of the date hereof and Borrower knows of no reason why such contracts, agreements and other documents would not remain in full force and effect pursuant to the terms thereof.

            3.20     ERISA.

                        (a)        Plans.  Schedule 3.20 sets forth any and all Plans maintained by or on behalf of Borrower or any of its Subsidiaries, including any defined benefit pension plan, profit sharing plan, money purchase pension plan, savings or thrift plan, stock bonus plan, employee stock ownership plan or Multiemployer Plan and any plan, fund, program, arrangement or practice providing for medical (including post-retirement medical), hospitalization, accident, sickness, disability, or life insurance benefits.  Neither Borrower nor any ERISA Affiliate maintains or contributes to, or has maintained or contributed to, any defined benefit pension plan or Multiemployer Plan.

                        (b)        Compliance.  Each Plan maintained by or on behalf of Borrower or any of its Subsidiaries has at all times been maintained, by its terms and in operation, in accordance in all material respects with ERISA and all other applicable Requirements of Law.

                        (c)        Liabilities.  Except for liabilities and expenses that become payable and are timely paid pursuant to the terms and usual operations of the Plans, Borrower currently is not, and to its knowledge will not become, subject to any material liability (including withdrawal liability), tax or penalty whatsoever to any Person whomsoever with respect to any Plan including any material tax, penalty or liability arising under Title I or Title IV of ERISA or Chapter 43 of the Internal Revenue Code.

                        (d)        Funding.  Each of Borrower and its ERISA Affiliates has made full and timely payment of all amounts (1) required to be contributed under the terms of each Plan and applicable law and (2) required to be paid as expenses of each Plan.  No Plan or Plans have an "amount of unfunded benefit liabilities" (as defined in Section 4001(a)(18) of ERISA) that, in the aggregate, exceeds $25,000.

            3.21     Environmental Matters.

                        (a)        Except as set forth on Schedule 3.21, neither Borrower nor any of its Subsidiaries, nor any of the properties owned or leased thereby or operations thereof, nor, to the knowledge of Borrower, any current or prior owner, lessor or operator (other than Borrower or any of its Subsidiaries) of any properties owned or leased by Borrower or any of its Subsidiaries, is in violation of any applicable Environmental Law or any restrictive covenant or deed restriction relating to environmental matters (recorded or otherwise) or subject to any existing, pending or threatened investigation, inquiry or proceeding by any Governmental Authority or subject to any remedial obligations under any Environmental Law, except to the extent that the cumulative effect of all such violations, investigations, inquiries, proceedings and remedial obligations cannot reasonably be expected to have a Material Adverse Effect.

                        (b)        All permits, licenses, approvals and filings required of Borrower or any of its Subsidiaries with respect to Hazardous Materials, including past or present treatment, storage, disposal or release of any Hazardous Materials into the environment, have been obtained or filed.

                        (c)        All Hazardous Materials generated by Borrower or any of its Subsidiaries have in the past been, and will continue to be, transported, treated and disposed of only by carriers maintaining valid permits under all applicable Environmental Laws and only at treatment, storage and disposal facilities maintaining valid permits under applicable Environmental Laws, which carriers and facilities have been and are, to the knowledge of Borrower, operating in compliance with such permits.

                        (d)        Borrower and its Subsidiaries have taken all reasonable steps necessary to determine, and have determined, that no Hazardous Materials have been disposed of or otherwise released by them except in compliance with Environmental Laws.

                        (e)        Neither Borrower nor any of its Subsidiaries has a material contingent liability in connection with any release of any Hazardous Materials or solid waste into the environment.

            3.22     Controls.  Each of the Borrower and its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which are effective for gathering, analyzing and disclosing the information the Borrower is required to timely disclose in the reports it files under the Exchange Act.

            3.23     SEC Reports.  The Borrower has on a timely basis filed all forms, reports and documents required to be filed by it with the SEC since January 1, 2002.  Except to the extent available in full without redaction on the SEC's web site through the Electronic Data Gathering, Analysis and Retrieval System ("EDGAR") two days prior to the date of this Agreement, the Borrower has made available to counsel to the Lenders, copies in the form filed with the SEC of (i) the Borrower's Annual Reports on Form 10-KSB for each fiscal year of the Borrower beginning since January 1, 2002, (ii) its Quarterly Reports on Form 10-QSB for each of the first three fiscal quarters in each of the fiscal years of the Borrower referred to in clause (ii) above, (iii) all proxy statements relating to the Borrower's meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents since the beginning of the first fiscal year referred to in clause (i) above, and (iv) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to Lenders pursuant to this Section 3.23 filed (but not furnished) by the Borrower with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), and (iv) above are, collectively, the "Company SEC Reports" and, to the extent available in full without redaction on the SEC's web site through EDGAR two days prior to the date of this Agreement, are collectively, the "Filed Company SEC Reports"), and (v) all comment letters received by the Borrower from the staff of the SEC since January 1, 2002 and all responses to such comment letters by or on behalf of the Borrower.  The Company SEC Reports, including all certifications and statements required by Rule 13a-14 or 15d-14 under the Exchange Act,  (x) complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not at the time they were filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact or required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  No Subsidiary is or has been required to file any form, report, registration statement or other document with the SEC.  The Borrower maintains the disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act.  Except as set forth on Part 2.13 of the Disclosure Schedule, to the Borrower's knowledge, each director and executive officer of the Borrower has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since January 1, 2002.

            3.24     Statements Not False or Misleading.  No representation or warranty given as of the date hereof by Borrower contained in this Agreement or any schedule attached hereto or any statement in any document, certificate or other instrument furnished or to be furnished to Lender pursuant hereto, taken as a whole, contains or will (as of the time so furnished) contain any untrue statement of a material fact, or omits or will (as of the time so furnished) omit to state any material fact which is necessary in order to make the statements contained therein not misleading.

            3.25     No Default.  No Default (as that term is defined in the Original Loan Agreement ) had occurred and was continuing immediately prior to the execution and delivery of this Agreement.

ARTICLE 4
COVENANTS AND AGREEMENTS

            Borrower covenants and agrees that during the term of this Agreement:

            4.1       Payment and Performance of Obligations.  Borrower shall pay the indebtedness evidenced by the Notes according to the terms thereof, and shall timely pay or perform, as the case may be, all of the other obligations of Borrower to Lenders, and Borrower to the Administrative Agent, direct or contingent, however evidenced or denominated, and however and whenever incurred, including indebtedness incurred pursuant to any present or future commitment of Lender to Borrower, together with interest thereon, and any extensions, modifications, consolidations or renewals thereof and any notes given in payment thereof.

            4.2       Financial Statements and Reports.  Borrower shall furnish to each Lender:

                        (a)        as soon as available and in any event within one hundred twenty (120) days after the end of each Fiscal Year of Borrower, a consolidated balance sheet of Borrower and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, shareholders' equity and cash flows of Borrower and its Subsidiaries for such Fiscal Year, audited and reported upon, without qualification, by an independent public accounting firm reasonably acceptable to the Requisite Lenders, accompanied by an unaudited consolidating balance sheet of Borrower and its Subsidiaries as of the end of such Fiscal Year and an unaudited consolidating statement of income of Borrower and its Subsidiaries for such Fiscal Year, certified by a Responsible Officer of Borrower, together with (1) a certificate of a Responsible Officer of Borrower stating that no Default has occurred and is continuing or, if in the opinion of such officer, a Default has occurred and is continuing, a statement as to the nature thereof and the action that Borrower proposes to take with respect thereto, (2) a certificate of a Responsible Officer of Borrower, in form satisfactory to Lender, setting forth computations demonstrating compliance with all financial covenants contained herein as of the end of such Fiscal Year, and (3) a written discussion and analysis by the management of Borrower of the financial statements furnished in respect of such Fiscal Year.

                        (b)        as soon as available and in any event within forty-five (45) days after the end of each month, an unaudited consolidated and consolidating balance sheet of Borrower and its Subsidiaries as of the end of such month, the related consolidated and consolidating statement of income of Borrower and its Subsidiaries for the period commencing at the beginning of the current Fiscal Year and ending with the end of such month and the related consolidated statements of shareholders' equity and cash flows of Borrower and its Subsidiaries for such period, certified by a Responsible Officer of Borrower, together with (1) a certificate of a Responsible Officer of Borrower stating that no Default has occurred and is continuing or, if in the opinion of such officer, a Default has occurred and is continuing, a statement as to the nature thereof and the action that Borrower proposes to take with respect thereto, (2) a certificate of a Responsible Officer of Borrower, in form satisfactory to Lender, setting forth computations demonstrating compliance with all financial covenants contained herein as of the end of such period, and (3) a written discussion and analysis by the management of Borrower of the financial statements furnished in respect of such period.

                        (c)        within thirty (30) days prior to the beginning of each Fiscal Year of Borrower, a budget of Borrower and its Subsidiaries for such Fiscal Year setting forth, in reasonable detail, a balance sheet and statements of income, shareholders' equity and cash flows for such Fiscal Year.

                        (d)        with reasonable promptness, such other financial data and other information as Lender reasonably may request.

            Borrower will take all actions necessary to cause all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as may be approved by such accountants or Responsible Officer, as the case may be, and specifically disclosed therein).

            4.3       Maintenance of Books and Records; Inspection.  Borrower shall maintain its books, accounts and records in accordance with GAAP consistently applied, and permit each Lender, their respective officers and employees and any professionals designated by any Lender in writing, at such Lender's expense, to visit and inspect any of the properties, corporate books and financial records of Borrower and its Subsidiaries, and to discuss its accounts, affairs and finances with Borrower or the principal officers of Borrower during reasonable business hours, all at such times as either Lender may reasonably request upon reasonable advance notice, provided that no such inspection shall materially interfere with the conduct of Borrower's business.

            4.4       Insurance.  Without limiting any of the requirements of any of the other Loan Documents, Borrower shall, and shall cause each of its Subsidiaries to, maintain, in amounts customary for entities of similar reputation engaged in comparable business activities, (a) "all risk" casualty insurance on its properties against such hazards as are customarily insured against by entities of similar reputation engaged in comparable business activities, (b) general liability insurance, and (c) to the extent required by applicable law, worker's compensation insurance (or maintain a legally sufficient amount of self insurance against worker's compensation liabilities, with adequate reserves, under a plan approved by the Requisite Lenders, such approval not to be unreasonably withheld).  The Administrative Agent shall be named as an additional insured with respect to liability insurance and an additional loss payee, as its interests appear, with respect to property insurance.  Each such insurance policy shall require the insurer to notify the Administrative Agent in writing at least thirty (30) days prior to any cancellation or material reduction or limitation of such policy pursuant to an endorsement reasonably satisfactory to the Requisite Lenders.  At the request of the Administrative Agent, Borrower will deliver to each Lender forthwith a certificate specifying the details of such insurance in effect.

            4.5       Taxes and Assessments.  Borrower shall, and shall cause each of its Subsidiaries to, (a) file all tax returns and appropriate schedules thereto that are required to be filed under applicable law, prior to the date of delinquency, (b) pay and discharge all taxes, assessments and governmental charges or levies imposed upon Borrower or such Subsidiary or upon its income and profits or upon any properties belonging to it, prior to the date on which penalties attach thereto, and (c) pay all taxes, assessments and governmental charges or levies that, if unpaid, might become a Lien upon any of its properties; provided, however, that Borrower or such Subsidiary in good faith may contest any such tax, assessment, governmental charge or levy described in the foregoing clauses (b) and (c) so long as appropriate reserves are maintained with respect thereto.

            4.6       Corporate Existence; Name.  Borrower shall, and shall cause each of its Subsidiaries to, maintain its corporate or other existence and good standing solely in the original state of its incorporation or organization, and its qualification and good standing in each jurisdiction in which a failure to be so qualified would have a Material Adverse Effect.  Borrower shall not, and shall not permit any of its Subsidiaries to, change its name without giving Lender thirty (30) days prior written notice.

            4.7       Compliance with Law and Other Agreements.  Except where the failure to do so would not have a Material Adverse Effect, Borrower shall, and shall cause each of its Subsidiaries to,  maintain its business operations and property owned or used in connection therewith in compliance with (a) all applicable Requirements of Law, and (b) all instruments, documents and agreements to which Borrower or such Subsidiary is a party or by which Borrower or such Subsidiary or any of its properties is bound.  Without limiting the foregoing, Borrower shall, and shall cause each of its Subsidiaries to, pay all of its Indebtedness promptly in accordance with the terms thereof.

            4.8       Notice of Default.  Borrower shall give written notice to each Lender of the occurrence of any Default promptly following the occurrence thereof.

            4.9       Notice of Litigation.  Borrower shall give notice, in writing, to each Lender of (a) any actions, suits or proceedings wherein the amount at issue is in excess of One Hundred Thousand and No/100ths Dollars ($100,000.00) instituted by any persons whomsoever against Borrower or any of its Subsidiaries or affecting any of the assets of Borrower or any of its Subsidiaries, and (b) any dispute, not resolved within sixty (60) days of the commencement thereof, between Borrower or any of its Subsidiaries on the one hand and any governmental regulatory body on the other hand, which dispute could have a Material Adverse Effect.

            4.10     Conduct of Business.  Borrower shall, and shall cause each of its Subsidiaries to,  continue to engage in a business of the same general type and manner as conducted by it on the date of this Agreement, and, with respect to any Permitted Acquisition, on the date of such acquisition.

            4.11     ERISA.  If Borrower now has in effect or hereafter institutes any Plan, Borrower shall:

                        (a)        Within five (5) days after Borrower knows or has reason to know of such event, notify Lender of (1) any fact that might constitute grounds for the involuntary termination of any Plan, or for the appointment by the appropriate United States District Court of a trustee to administer the Plan, (2) any Reportable Event with respect to any Plan, (3) the institution of proceedings or the taking or expected taking of any other action by the PBGC, Borrower, any of its Subsidiaries or any Commonly Controlled Entity to terminate, withdraw or partially withdraw from any Plan, and (4) with respect to any Multi-Employer Plan, the reorganization or insolvency of such Plan.

                        (b)        cause contributions under each such Plan to meet the minimum funding standards required by ERISA.

            4.12     Restricted Payments; Preemptive Rights.  Borrower shall not, and shall not permit any of its Subsidiaries to, declare, pay or make, any Restricted Payments or grant any preemptive rights with respect to its capital stock of Borrower, except:

                        (a)        Borrower may declare and pay dividends and make distributions payable solely in common stock of Borrower, and may distribute cash in lieu of fractional shares otherwise distributable pursuant to this clause (a), only on (i) shares of Common Stock of Borrower outstanding at any time and (ii) shares of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock outstanding as of the date hereof;

                        (b)        Borrower may purchase or otherwise acquire shares of its capital stock by exchange for or out of the proceeds received from a substantially concurrent issue of new shares of its capital stock;

            (c)        any Subsidiary of the Borrower may make Restricted Payments to the Borrower or any Guarantor;

                        (d)        Borrower may pay amounts potentially due to a seller of assets in, and as part of the consideration for, a Permitted Acquisition that (i) relate to customary post-closing adjustments with respect to accounts receivable, accounts payable and similar items typically subject to post-closing adjustments in similar transactions, and (ii) are outstanding for a period of one hundred twenty (120) days or less following the closing of such Permitted Acquisition;

                        (e)        Borrower may redeem or repurchase the Warrants owned by the Lenders in accordance with the terms of the Warrants;

                        (f)         Borrower may make regularly scheduled payments of principal and interest pursuant to those obligations described on Schedule 4.12; and

            (g)        Borrower may make regularly scheduled payments of principal and interests pursuant to the Indebtedness permitted in Section 4.14(i).

            4.13     Investments.  Borrower shall not make, commit to make or suffer to exist, or permit any of its Subsidiaries to make, commit to make or suffer to exist, any Investment except:

                        (a)        cash on hand and in deposit in banks or Cash Equivalents;

                        (b)        Investments existing on the date hereof and set forth in Schedule 3.6;

                        (c)        accounts receivable representing trade credit extended in the ordinary course of business;

                        (d)        unsecured loans or advances to Borrower by any Subsidiary of Borrower;

                        (e)        additional Investments in the Guarantors;

                        (e)        Investments consisting of Permitted Acquisitions;

            (f)         advances in reasonable amounts made by Borrower and its Subsidiaries to their respective employees for reimbursable expenses incurred or to be incurred by such employees in the ordinary course performance of their duties;

            (g)        Investments in Permitted Non-Guarantor Entities in an aggregate amount not to exceed $100,000.

            4.14     Indebtedness.  Borrower shall not create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Indebtedness, except:

                        (a)        Indebtedness of Borrower under or pursuant to this Agreement and the other Loan Documents;

                        (b)        Indebtedness existing, or arising pursuant to commitments existing, on the date hereof, all as set forth in Schedule 3.9, and any extensions, renewals, refundings or refinancings thereof on substantially the same terms or other terms satisfactory to Lender; provided, however, that neither the principal amount thereof nor the interest rate (including the manner of calculating a variable rate of interest) thereon shall be increased, nor shall the amortization schedule thereof be shortened;

                        (c)        Current liabilities incurred in the ordinary course of business and not represented by any note, bond, debenture or other instrument, and which do not remain unpaid more than thirty (30) days after the date due or more than one hundred and fifty (150) days after the date of the corresponding invoice, whichever is longer, or if unpaid beyond that time, which are being contested in good faith and by appropriate actions and for which adequate reserves in accordance with GAAP have been established on the books of the primary obligor with respect thereto;

                        (d)        Contingent Obligations consisting of (1) the indorsement by Borrower or any of its Subsidiaries of negotiable instruments payable to such Person for deposit or collection in the ordinary course of business, and (2) guarantees executed by Borrower or any of its Subsidiaries with respect to Indebtedness of Borrower and its Subsidiaries otherwise permitted by this Agreement;

                        (e)        Contingent Obligations consisting of the indemnification by Borrower or any of its Subsidiaries in favor of (1) the officers, directors, employees and agents of Borrower or such Subsidiary, to the extent permissible under the corporation law of the jurisdiction in which Borrower or such Subsidiary is organized, (2) commercial banks, investment bankers and other independent consultants or professional advisors pursuant to agreements relating to the underwriting of Borrower's or such Subsidiary's securities or the rendering of banking or professional services to Borrower or such Subsidiary and (3) landlords, licensors, licensees and other parties pursuant to agreements entered into in the ordinary course of business by Borrower or such Subsidiary;

                        (f)         Indebtedness with respect to financed insurance premiums not past due;

                        (g)        Indebtedness of Borrower that is owed to a Subsidiary of Borrower and that is described in clause (d) of Section 4.13; and

            (h)        Indebtedness that is owed to a seller of assets in a Permitted Acquisition or the Cornerstone Acquisition that (i) relates to customary post-closing adjustments with respect to accounts receivable, accounts payable and similar items typically subject to post-closing adjustments in similar transactions, and (ii) is outstanding for a period of one hundred twenty (120) days or less following the closing of such Permitted Acquisition or the Cornerstone Acquisition, as applicable;

                        (i)         Indebtedness incurred or assumed as a part of the consideration for a Permitted Acquisition, not otherwise described in this Section 4.14, in the maximum amount of $10,000,000 per Permitted Acquisition with an aggregate amount not to exceed $30,000,000 outstanding at any one time;

                        (j)         Any Indebtedness that Refinances the Laurus Credit Facility, so long as (i) such Indebtedness is in an aggregate principal amount not in excess of the sum of (x) $4,000,000, and (y) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such Refinancing; (ii) the Average Life of such Indebtedness is equal to or greater than the Average Life of the Indebtedness being Refinanced; (iii) the Stated Maturity of such Indebtedness is no earlier than the Stated Maturity of the Indebtedness being Refinanced; and (iv) the new Indebtedness shall not be senior in right of payment to the Indebtedness that is being Refinanced; provided, however, that such new Indebtedness shall not include Indebtedness of a Subsidiary that Refinances the Laurus Credit Facility.

                        (k)        Purchase Money Debt and Capitalized Lease Obligations in an aggregate amount not to exceed $2,000,000.00 outstanding at any one time.

            4.15     Liens.  Borrower shall not create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien upon any real or personal property, fixtures, revenues or other assets whatsoever (including the Collateral), whether now owned or hereafter acquired, of Borrower or any of its Subsidiaries, except:

                        (a)        Liens securing the indebtedness and other obligations of Borrower pursuant to this Agreement, the Notes and the other Loan Documents;

                        (b)        Liens described on Schedule 3.9;

                        (c)        Liens for taxes not delinquent or that are being contested in good faith and by appropriate actions and for which adequate reserves in accordance with GAAP have been established on the books of Borrower or such Subsidiary;

                        (d)        carriers', warehousemen's,  mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business that are not overdue for a period of more than thirty (30) days, or if overdue for more than thirty (30) days, (1) which are being contested in good faith and by appropriate proceedings, (2) for which adequate reserves in accordance with GAAP have been established on the books of Borrower or such Subsidiary; and (3) with respect to which the obligations secured thereby are not material;

                        (e)        pledges or deposits in connection with workers' compensation insurance, unemployment insurance and like matters;

                        (f)         Liens securing Purchase Money Debt or Indebtedness arising under Capitalized Leases; provided, however, that in each case any such Lien attaches only to the specific item(s) of property or asset(s) acquired or financed with the proceeds of the corresponding Indebtedness;

                        (g)        deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

                        (h)        easements, reservations, exceptions, rights-of-way, covenants, conditions, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount, and that do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of business by Borrower or such Subsidiary;

                        (i)         Liens of lessors under or in connection with Operating Leases on the equipment that is the subject of such Operating Leases;

(j)                 Liens securing Indebtedness described in Section 4.14(i);

                        (j)         Liens securing Indebtedness described in Section 4.14(j);

                        (k)        Other non-consensual Liens not securing Indebtedness, the existence of which in the aggregate cannot reasonably be expected to have a Material Adverse Effect, provided that any Lien permitted by this clause (k) is permitted only for so long as is reasonably necessary for Borrower or the affected Subsidiary, using its best efforts, to remove or eliminate such Lien and any levy and/or execution on such Liens is stayed.

            4.16     Sale or Transfer of Assets.  Borrower shall not, and shall not permit any of its Subsidiaries to, sell, lease, assign, transfer or otherwise dispose of, any of its assets (including the stock of Subsidiaries) except:

                        (a)        sales of inventory and other personal property assets in the ordinary course of business of Borrower and its Subsidiaries;

                        (b)        the disposition of obsolete or worn-out equipment or other property no longer required by or useful to Borrower or any of its Subsidiaries in connection with the operation of their businesses;

                        (c)        the sale or transfer to Borrower of any asset owned by any of its Subsidiaries;

                        (d)        the sale or transfer to a Subsidiary (other than a Permitted Non-Guarantor Entity);

                        (e)        the sale, in the ordinary course of business and consistent with past practices, to collection agencies of  accounts receivable overdue by not less than one hundred eighty (180) days; and

                        (f)         dispositions of Cash Equivalents.

            4.17     Mergers, Consolidations, Acquisitions and Sales.  Borrower shall not (a) be a party to any merger, consolidation or corporate reorganization, nor (b) except for Permitted Acquisitions and the Cornerstone Acquisition, purchase or otherwise acquire all or substantially all of the assets or stock of, or any partnership or joint venture interest in, any other person, firm or entity, nor (c) create any Subsidiaries nor, except as permitted by Section 4.16(d), convey any of its assets to any Subsidiary; provided, however, notwithstanding clause (a) of this Section 4.17, the merger, consolidation or amalgamation of any Subsidiary of the Borrower with any other Person as the method by which a Permitted Acquisition is accomplished shall be permitted; and, further provided, notwithstanding clause (c) of this Section 4.17, the creation of a new Subsidiary shall be permitted to the extent the new Subsidiary is created solely to consummate a Permitted Acquisition.

            4.18     Transactions With Affiliates.  Borrower shall not enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any affiliate, except in the ordinary course of and pursuant to the reasonable requirements of Borrower's business and upon fair and reasonable terms no less favorable to Borrower than Borrower would obtain in a comparable arm's length transaction with a person not an affiliate.  For the purposes of this Section 4.18, "affiliate" shall mean a person, corporation, partnership or other entity (a) controlling, controlled by or under common control with Borrower, (b) directly or indirectly owning or holding five percent (5%) or more of any equity interest in Borrower, or (c) five percent (5%) of whose stock or other equity interest is directly or indirectly owned or held by Borrower.

4.19          Environmental Matters.  In addition to, and not in derogation of, the requirements of Section 4.7, Borrower will, and will cause its Subsidiaries to, (a) comply with all applicable Environmental Laws (unless the validity or applicability of such laws, standards or regulations are being contested in good faith by appropriate proceedings and adequate reserves therefor have been established in accordance with GAAP), (b) promptly notify Lender of its receipt of any notice of a violation of any such Environmental Law, and (c) indemnify Lender against and hold Lender harmless from all loss, cost, damage, liability, claim and expense incurred by or imposed upon Lender on account of Borrower's failure to perform its obligations under this Section 4.19.

4.20          Board Rights and Composition.  For so long as the Loan remains outstanding, the Requisite Lenders shall receive notice of and be entitled to attend or may send a representative to attend all meetings of Borrower's Board of Directors (the "Board of Directors") and any meetings of any committee(s) established by the Board of Directors in a non-voting observation capacity and shall receive a copy of all correspondence and information delivered to the Board of Directors; provided, however, that the Requisite Lenders and their respective representative shall agree to hold in confidence all information so provided, except for any disclosure (a) made to any of its officers, directors, employees, attorneys and other advisors, (b) of any information which is or has become public information other than as a result of a disclosure by it or any of the persons described in the preceding clause (a), (c) as required by any applicable law, rule or regulation or judicial process or requested by any governmental authority, in which event, to the extent permitted by law, notice of any such disclosure shall be given as promptly as practicable to you, (d) to prospective assignees which agree for the Borrower's benefit to be bound by confidentiality provisions substantially the same as those contained in this sentence, (e) in connection with any adversarial legal proceeding between any one or more of the Lenders and Borrower or the Administrative Agent and Borrower, (f) of any information which was available to the Administrative Agent or a Lender on a non-confidential basis prior to its disclosure by Borrower or its advisors, or (g) of any information which becomes available to the Administrative Agent or a Lender on a non-confidential basis from a source other than Borrower or any of its advisors, provided that such source is not (1) known to the Administrative Agent or such Lender to be bound by a confidentiality agreement with Borrower or any of its advisors or (2) known to the Administrative Agent or such Lender to be otherwise prohibited from transmitting the information to the Administrative Agent or such Lender by a contractual, legal or fiduciary obligation.  Notwithstanding anything to the contrary set forth in this Section 4.20, if an issue is to be discussed or otherwise arises at any Board of Directors meeting which, in the reasonable good faith judgment of the Board of Directors, is not appropriate to be discussed in the presence of the Requisite Lenders or their respective representatives in order to avoid a conflict of interest on the part of the Requisite Lenders or their respective representatives or to preserve an attorney-client or accountant-client privilege, then such issue may be discussed without the Requisite Lenders or their respective representatives being present, so long as the Requisite Lenders or their respective representatives are given notice of the occurrence of such judgment by the Board of Directors.

4.21          Asset Acquisitions.  Without implying any limitation on the restrictions on Asset Acquisitions contained in Section 4.17, not later than thirty (30) days prior to the consummation of any Asset Acquisition, notice of the pendency of such Asset Acquisition, and not later than ten (10) Business Days prior to the consummation of such Asset Acquisition, Borrow shall deliver to the Lenders the following:

(a)  a reasonably detailed description of the operating profile for the assets to be acquired in such Asset Acquisition, and

(b)  a reasonably detailed description of the terms and conditions of such Asset Acquisition, including the proposed purchase price and the manner and structure of payment(s), accompanied by copies of the then-current drafts of the proposed acquisition agreement(s), and the proposed closing date thereof, and

(c)  copies of financial statements for the Person owning the assets to be acquired or in which stock is being purchased in the transaction for the two (2) most recent fiscal years, if available, and for any subsequent interim accounting periods, and

(d)  pro forma financial projections for the Borrower and its consolidated Subsidiaries for the current and next two (2) fiscal years;

(e)  appraisals (to the extent generated as part of the acquisition);

(f)   historical financial statements of the applicable Target for the three (3) fiscal years prior to such acquisition (or, if such Target has not been in existence for three (3) years, for each year such Target has existed or if such historical financial statements do not exist, then such historical financial statements as are available);

(g)  a general description of the applicable Target's business;

(h)  a description of threatened (to the extent known by the Borrower) or pending material litigation involving the applicable Target;

(i)   a description of the proposed method of financing the acquisition, including sources and uses;

(j)   a list of locations of all material personal and real property of the applicable Target, including the location of its chief executive office;

(k)  in the event any of the Target's executive management employees shall be employed by Borrower or any of Borrower's Subsidiaries following the consummation of the acquisition, a description of such executive management employees;

(l)   a description of, and if requested by any Lender , copies of all material agreements binding upon the applicable Target or any of its real property;

(m) evidence that the applicable Target will have in place at the time such acquisition is consummated, with financially sound and reputable insurers, public liability and property damage insurance with respect to its business and properties against loss or damage of the kinds customarily carried or maintained by Persons of established reputation engaged in similar businesses and in commercially reasonable amounts

(n)  a certificate duly executed by a Responsible Officer of the Borrower, in form satisfactory to the Requisite Lenders, certifying that no Default has occurred and is continuing or will result from such Asset Acquisition, certifying that after giving Pro Forma Effect to such Asset Acquisition and to any other relevant transaction occurring during the then most recent twelve (12) month period such Responsible Officer reasonably believes that such Asset Acquisition will not result in a violation of any of the financial covenants contained herein during the twelve (12) month period following such Asset Acquisition, and setting forth computations demonstrating compliance with all financial covenants contained herein as of the end of the Fiscal Quarter then most recently completed, after giving Pro Forma Effect to such Asset Acquisition and to any other relevant transaction occurring during the then most recent twelve (12) month period; and

(o)  any other information with respect to such acquisition reasonably required by Lenders, including, without limitation, the right of the Administrative Agent and the Lenders to inspect the properties, books or records of the Target.

4.22      Acquisition Documents.  Not later than fifteen (15) days after the consummation of any Asset Acquisition, Borrower shall deliver to Lender copies of the executed documents evidencing the transaction.

4.23      Life Insurance.  Not later than sixty (60) days after the Patriot Loan Closing Date, Borrower shall deliver to the Administrative Agent (a) an Assignment of Life Insurance Policy as Collateral substantially in the form attached hereto as Exhibit  E, executed by the beneficiary(ies) in favor of the Administrative Agent for the ratable benefit of the Lenders, covering a life insurance policy on the life of Frank Fradella, in an amount not less than $1,500,000, and (b) the original life insurance policy assigned to Lender pursuant to the Assignment of Life Insurance.

4.24      Insurance Certificates.  Not later than June 10, 2005, Borrower shall deliver to the requisite Lenders and the Administrative Agent certificates of insurance specifying the details of the policies required pursuant to Section 4.4 above, together with any other evidence of compliance with the requirements of Section 4.4 reasonably requested by the Requisite Lenders, all in form and substance reasonably satisfactory to the Requisite Lenders.

ARTICLE 5
FINANCIAL COVENANTS

            5.1       Financial Covenants.  Borrower covenants and agrees that during the term of this Agreement, Borrower shall not:

(a)         Fixed Charge Coverage.  Permit the Fixed Charge Coverage Ratio as of the end of (i) the Fiscal Quarters ending on June 30, 2005, September 30, 2005 and December 31, 2005 to be less than 1:10 to 1.00, and (ii) any Fiscal Quarter thereafter to be less than 1.25 to 1.00.

(b)         Funded Indebtedness to EBITDA.  Permit the Funded Indebtedness to EBITDA Ratio as of the end of (i) the Fiscal Quarters ending on June 30, 2005, September 30, 2005 and December 31, 2005 to be greater than 4:25 to 1.00, and (ii) any Fiscal Quarter thereafter to be greater than 4.00 to 1.00.

5.2       Guarantor Solvency.  During the term of this Agreement, each of the Guarantors shall at all times be Solvent.

ARTICLE 6
CONDITIONS PRECEDENT

            6.1       Deliveries to the Administrative Agent.  The obligation of the Lenders to make the Loan is subject to the Administrative Agent's receipt, for the ratable benefit of the Lenders, of each of the following, all of which shall be in form and substance satisfactory to the Administrative Agent:

                        (a)        Agreement.  A counterpart original of this Agreement, duly and validly executed and delivered by or on behalf of the parties thereto;

                        (b)        Notes.  The Notes, duly and validly executed and delivered on behalf of Borrower;

                        (c)        Security Documents.  The Security Agreement, the Guaranty, the Guarantor Security Agreement and all of the other Security Documents, each duly and validly executed and delivered by or on behalf of all the appropriate parties thereto, together with (1) acknowledgment copies of financing statements duly filed under the UCC of all jurisdictions necessary or, in the opinion of the Administrative Agent, desirable to perfect the security interests created by such Security Documents, and (2) evidence of the public recordation or filing of such of the Security Documents as the Administrative Agent deems it necessary or desirable to record or file publicly, in such offices as the Administrative Agent shall require;

                        (d)        Perfected Security Interest.  Evidence of Lien searches, through a date satisfactory to Lenders, showing no Liens affecting the Collateral other than Permitted Liens;

                        (e)        Warrants.  The Warrants, duly and validly executed by Borrower;

                        (f)         SBA Documentation.  Small Business Administration Forms 480, 652 and 1031 (Part A), all duly and validly completed, executed and delivered by Borrower;

                        (g)        Organizational Documents.  Copies of the charters, articles of incorporation, certificates of incorporation or other organizational documents of Borrower and each Guarantor, certified by the Secretary of State or other appropriate public official in each jurisdiction of organization, all in form and substance satisfactory to the Administrative Agent;

                        (h)        Bylaws.  Copies of the bylaws, and all amendments thereto, of Borrower and each Guarantor, together with certificates of the Secretaries or Assistant Secretaries of Borrower and each Guarantor, dated the date hereof, stating that such copy is complete and correct;

                        (i)         Good Standing and Authority.  Certificates of the appropriate governmental officials of each jurisdiction as the Administrative Agent reasonably may request, dated within thirty (30) days prior to the date hereof, stating that Borrower and each Guarantor exists, is in good standing with respect to the payment of franchise and similar taxes and is duly qualified to transact business therein;

                        (j)         Incumbency.  A certificate of the Secretary or Assistant Secretary of Borrower and each Guarantor, dated the date hereof, as to the incumbency and signature of all officers of Borrower and of Guarantor authorized to execute or attest to this Agreement, the Notes and the other Loan Documents to which Borrower or any Guarantor is a party, together with evidence of the incumbency of each such Secretaries or Assistant Secretaries;

                        (k)        Authorizing Actions.  Copies of the resolutions of the board of directors or other managers of Borrower and each Guarantor authorizing, approving and ratifying this Agreement, the Notes, the Security Documents and the other Loan Documents and the transactions contemplated herein and therein, duly adopted by the board of directors or other managers of Borrower and each Guarantor, together with a certificate of the Secretary or an Assistant Secretary of Borrower and each Guarantor, dated the date hereof, stating that each such copy is a true and correct copy of resolutions duly adopted at a meeting, or by action taken on written consent, of the board of directors or other managers of Borrower and each Guarantor and that such resolutions have not been modified, amended, rescinded or revoked in any respect and are in full force and effect as of the date hereof;

                        (l)         Legal Opinions of Borrower's Counsel.  The favorable legal opinions of legal counsel to Borrower (a) dated the Closing Date with respect to the Original Loan Agreement and the transactions contemplated thereby and (b) dated the Patriot Loan Closing Date with respect to this Agreement and the transactions contemplated hereby, each addressed to the Administrative Agent and the Lenders;

                        (m)       Financial Statements.

                                    (a)        The consolidated balance sheet of Borrower and its Subsidiaries as of December 31, 2004, and the related consolidated statements of income, shareholders' equity and cash flows for the Fiscal Year ended on such date, audited and reported upon, without qualification, by Corbin & Company, LLP, together with an unaudited consolidating balance sheet of Borrower and its Subsidiaries as of the end of such Fiscal Year and an unaudited consolidating statement of income for Fiscal Year, certified by a Responsible Officer of Borrower;

                                    (b)        The unaudited consolidated and consolidating balance sheet of Borrower and its Subsidiaries as of March 31, 2005, and the related consolidated and consolidating statement of income and the related consolidated statements of shareholders' equity and cash flows for the period commencing at the beginning of the current Fiscal Year and ending with the end of the Fiscal Quarter ended on such date, certified by a Responsible Officer of Borrower;

                        (n)        Consents.  Evidence that Borrower has obtained all requisite consents and approvals, if any, required to be obtained from any Person to permit the transactions contemplated by this Agreement, the Notes and the other Loan Documents to be consummated in accordance with their respective terms and conditions;

                        (o)        Schedules.  Copies of the final schedules to the Original Loan Agreement and this Agreement, each for attachment to the respective document for which they were prepared; and

                        (p)        Cornerstone Acquisition Documents.  Copies of the executed documents evidencing the Cornerstone Acquisition.

            (q)        Other Matters.  All other documents, instruments, agreements, opinions, certificates, insurance policies, consents and evidences of other legal matters, in form and substance satisfactory to the Administrative Agent and its counsel, as the Administrative Agent  reasonably may request.

            6.2       Additional Conditions to Lender's Obligation to Make the Loan.  The obligation of the Lenders to make the Loan is subject to the satisfaction of each of the additional conditions precedent set forth in this Section 6.2, all of which shall be in form and substance satisfactory to the Lenders:

                        (a)        Performance of Borrower Obligations.  Borrower shall have performed and complied in all material respects with all of the covenants, agreements, obligations and conditions required by this Agreement;

                        (b)        No Default.  No Default shall have occurred and be continuing;

                        (c)        Compliance with Laws.  Borrower and its Subsidiaries shall not be in violation of, and shall not have received notice of any violation of, any applicable Requirement of Law, including any building, zoning, occupational safety and health, fair employment, equal opportunity, pension, environmental control, health care, certificate of need, health care facility licensing or similar federal, state or local law, ordinance or regulation, relating to the ownership or operation of its business or assets, if such violation or non-compliance could have a Material Adverse Effect, and, if requested by the Administrative Agent, Borrower shall have furnished to the Administrative Agent copies of all required approvals (including required operating licenses and permits) of any Governmental Authority;

                        (d)        No Material Adverse Change.  Since December 31, 2004, no Material Adverse Change, as reasonably determined by the Lenders, shall have occurred;

                        (e)        No Material Misrepresentation.  The representations and warranties of Borrower and its Subsidiaries set forth in this Agreement, the Notes and the other Loan Documents and in any certificate, opinion or other statement provided at any time by or on behalf of Borrower or its Subsidiaries in connection herewith shall be true and correct on and as of the date of the making of the Loan as if made on and as of such date, except to the extent that a representation or warranty is made as of a specific date, in which event such representation or warranty shall remain true and correct as of such earlier date, and except to the extent that a representation or warranty is no longer correct by virtue of changes permitted by the terms of this Agreement;

                        (f)         Legal Proceedings.  No action, suit, proceeding or investigation shall be pending before or, to the knowledge of Borrower, threatened by any court or Governmental Authority with respect to the transactions contemplated hereby or which, if adversely determined, would be reasonably likely to have a Material Adverse Effect (as determined by the Administrative Agent);

                        (g)        Other Information.  All documents  and other deliveries described in Section 6.1 and other documents, instruments, agreements, opinions, certificates, insurance policies, consents and evidences of other legal matters, in form and substance satisfactory to the each Lender and its counsel, as such Lender reasonably may request.

                        (h)        No Default.  No Default (as that term is defined in the Original Loan Agreement) shall have occurred and be continuing immediately prior to the execution and delivery of this Agreement.

ARTICLE 7
DEFAULT AND REMEDIES

            7.1       Events of Default.  The occurrence of any of the following shall constitute an Event of Default hereunder:

                        (a)        Borrower shall fail to pay the principal of the indebtedness evidenced by the Notes in accordance with the terms of the Notes or Borrower shall fail to pay the interest on indebtedness evidenced by the Notes within three (3) business days after the same is due;

                        (b)        Any misrepresentation by Borrower or its Subsidiaries as to any material matter hereunder or under any of the other Loan Documents, or delivery by Borrower or its Subsidiaries of any schedule, statement, resolution, report, certificate, notice or writing to the Administrative Agent or any of the Lenders that is untrue in any material respect on the date as of which the facts set forth therein are stated or certified;

                        (c)        Borrower shall fail to perform any of its obligations, covenants or agreements under Sections 4.2, 4.3, 4.6, 4.12, 4.13, 4.14, 4.15, 4.16, 4.17, 4.18, 4.23 or 4.24 or Article 5;

                        (d)        Borrower shall fail to perform or observe any of its other obligations, covenants or agreements set forth in this Agreement (other than those described in subsections 7.1(a), (b), and (c), to the extent one of those subsections is applicable) or the other Loan Documents, and (ii) following the earlier of (A) written notice from Lender to Borrower of the existence of such Default or (B) the date any Responsible Officer of Borrower first obtains knowledge of such failure, either Borrower fails to diligently and continuously pursue the cure of such failure or such failure continues uncured for more than thirty (30) days;

                        (e)        Borrower or any of its Subsidiaries (1) shall admit in writing that it is generally unable to pay its debts as such debts become due; or (2) shall make an assignment for the benefit of creditors or petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for it or a substantial part of its assets; or (3) shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (4) shall have had any such petition or application filed or any such proceeding commenced against it in which an order for relief is entered or an adjudication or appointment is made; or (5) shall indicate, by any act or intentional and purposeful omission, its consent to, approval of or acquiescence in any such petition, application, proceeding or order for relief or the appointment of a custodian, receiver or trustee for it or a substantial part of its assets; or (6) shall suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of sixty (60) days or more;

                        (f)         Borrower or any of its Subsidiaries shall be liquidated, dissolved, partitioned or terminated, or the charter thereof shall expire or be revoked;

                        (g)        A default or event of default shall occur under any of the other Loan Documents and, if subject to a cure right, such default or event of default shall not be cured within the applicable cure period;

                        (h)        Borrower or any of its Subsidiaries shall default in the timely payment or performance of any obligation now or hereafter owed to either Lender in connection with any other Indebtedness of Borrower now or hereafter owed to such Lender;

                        (i)         Borrower or any of its Subsidiaries shall (1) fail to pay any Indebtedness for borrowed money (other than the Indebtedness evidenced by the Notes), or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), or (2) fail to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to any such Indebtedness, when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration after the giving of notice or the passage of time or both, of the maturity of such Indebtedness, regardless of whether such failure to perform or observe shall be waived by the holder of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

                        (j)         Frank Fradella shall cease to be active in the day-to-day management of Borrower and Borrower shall fail to name a replacement of Frank Fradella acceptable to the Lenders within ninety (90) days thereafter;

            (k)        Borrower shall fail to notify the Requisite Lenders of two (2) or more meetings of the Board of Directors or of any committee(s) established by the Board of Directors, or Borrower shall fail to permit the Requisite Lenders to attend any such meetings; or

            (l)         There shall occur a Change in Control with respect to any one or more of the Borrower or its Subsidiaries;

            (l)         An event has occurred that has a Material Adverse Effect; or

            (m)       Borrower shall fail to cause the life insurance policy covered by the Assignment of Life Insurance to remain in full force and effect, with a minimum face amount of $1,500,000, and subject to no other liens or assignments.

            7.2       Acceleration of Maturity; Remedies.  Upon the occurrence of any Event of Default described in subsection 7.1(e), the indebtedness evidenced by the Notes as well as any and all other indebtedness of Borrower to Lenders shall be immediately due and payable in full; and upon the occurrence of any other Event of Default described above, Lenders at any time thereafter may at their option (provided, however, that the exercise of such option by either Requisite Lender shall be deemed to be an election to do so by all Lenders) accelerate the maturity of the indebtedness evidenced by the Notes as well as any and all other indebtedness of Borrower to Lenders; all without notice of any kind.  In addition, any commitment of Patriot to make the Patriot Second Advance to Borrower shall immediately terminate in the event any petition or application is filed or any proceeding is commenced by or against Borrower or any Guarantor under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect.  Upon the occurrence of any such Event of Default and the acceleration of the maturity of the indebtedness evidenced by the Notes:

                        (a)        the Administrative Agent shall be immediately entitled to exercise, for the ratable benefit of the Lenders, any and all rights and remedies available pursuant to the terms of the Notes and all of the other Loan Documents; and

                        (b)        the Administrative Agent shall be entitled to exercise, for the ratable benefit of the Lenders, any and all other rights and remedies available at law, in equity or by statute.

            7.3       Remedies Cumulative; No Waiver.  No right, power or remedy conferred upon or reserved to the Administrative Agent or the Lenders by this Agreement or any of the other Loan Documents is intended to be exclusive of any other right, power or remedy, but each and every such right, power and remedy shall be cumulative and concurrent and shall be in addition to any other right, power and remedy given hereunder, under any of the other Loan Documents or now or hereafter existing at law, in equity or by statute.  No delay or omission by the Administrative Agent or the Lenders to exercise any right, power or remedy accruing upon the occurrence of any Event of Default shall exhaust or impair any such right, power or remedy or shall be construed to be a waiver of any such Event of Default or an acquiescence therein, and every right, power and remedy given by this Agreement and the other Loan Documents to the Administrative Agent and the Lenders may be exercised from time to time and as often as may be deemed expedient by the Administrative Agent and the Lenders.

            7.4       Proceeds of Remedies.  Any or all proceeds resulting from the exercise of any or all of the foregoing remedies shall be applied as set forth in the Loan Document(s) providing the remedy or remedies exercised; if none is specified, or if the remedy is provided by this Agreement, then as follows:

                        First, to the payment of any fees, expenses, reimbursements or indemnities then due from the Borrower to the Administrative Agent;

                        Second, to the payment of any fees, expenses, reimbursements or indemnities then due from the Borrower to the Lenders, or any of them;

                        Third, to the ratable payment of the indebtedness and other obligations of Borrower under this Agreement, the Notes and the Loan Documents, including the payment of the principal of and interest on the indebtedness evidenced by the Notes; and

                        Fourth, the remainder, if any, to Borrower or to any other person lawfully thereunto entitled.

ARTICLE 8
THE ADMINISTRATIVE AGENT

             8.1.     Appointment. Each Lender hereby (a) irrevocably appoints Petra as the Administrative Agent for such Lender and the other Lenders under this Agreement, the Notes and the other Loan Documents, and (b) irrevocably authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the Notes and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement, the Notes and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  The Administrative Agent shall, among other things, take such actions as the Administrative Agent is authorized to take pursuant to this Agreement, the Notes and the other Loan Documents.  As to any matters not expressly provided for in this Agreement, the Administrative Agent may, but shall not be required to, exercise any discretion or take any action; however, the Administrative Agent shall be required to act or to refrain from acting upon the unanimous written instructions of the Lenders if the Administrative Agent shall be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of so acting or refraining from acting.  Notwithstanding anything to the contrary herein, the Administrative Agent shall have no duties, responsibilities or fiduciary relationships with any Lender except those expressly set forth in this Agreement, the Notes and the other Loan Documents, and no implied covenants, responsibilities, duties, obligations or liabilities shall be read into this Agreement, the Notes or the other Loan Documents or otherwise exist against the Administrative Agent.

            8.2       Delegation of Duties.  The Administrative Agent may exercise any of its powers or execute any of its duties under this Agreement, the Notes and the other Loan Documents by or through one or more agents or attorneys-in-fact and shall be entitled to obtain, and to rely on, advice of counsel concerning all matters pertaining to such rights and duties.  The Administrative Agent may utilize the services of such agents and attorneys-in-fact as the Administrative Agent in its sole discretion reasonably determines, and all reasonable fees and expenses of such agents and attorneys-in-fact shall be paid by the Borrower on demand.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by the Administrative Agent in good faith.

            8.3       Limitation of Liability.  The Administrative Agent, its affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and affiliates (each, an Agent-Related Person) shall not be (a) liable for any waiver, consent or approval given or any action taken or omitted to be taken by any of them under or in connection with this Agreement, the Notes or the other Loan Documents, if authorized or permitted hereunder, except for its own gross negligence or willful misconduct, or (b) responsible for the consequences of any oversight or error in judgment by it whatsoever, except for its own gross negligence or willful misconduct.  No Agent‑Related Person shall be responsible for (i) the execution, validity, genuineness, effectiveness, sufficiency, enforceability, perfection or priority of this Agreement, the Notes or the other Loan Documents, (ii) the collectability of any amounts owing under this Agreement, the Notes or the other Loan Documents, (iii) the value, sufficiency, enforceability, perfection or collectability of any Collateral, (iv) the failure by the Borrower or its Subsidiaries to perform its obligations under this Agreement, the Notes or the other Loan Documents or to observe any conditions hereof or thereof, (v) the truth, accuracy and completeness of the recitals, statements, representations or warranties made by the Borrower or its Subsidiaries or any officer or agent thereof contained in this Agreement, the Notes or the other Loan Documents, or in any certificate, report, statement, document or other writing referred to or provided for in, or received by the Administrative Agent in connection with, this Agreement, the Notes or the other Loan Documents believed by the Administrative Agent to be genuine and correct and to have been signed, sent or made by the proper Person or Persons.

            8.4       Reliance by the Administrative Agent.  The Administrative Agent shall not have any obligation (a) to ascertain or to inquire as to the observance or performance of any of the conditions, covenants or agreements in this Agreement, the Notes or the other Loan Documents or in any document, instrument or agreement at any time constituting, or intended to constitute, Collateral, (b) to ascertain or inquire as to whether any notice, consent, waiver or request delivered to it shall have been duly authorized or is genuine, accurate and complete or (c) to inspect the properties, books or records of the Borrower or any of its Subsidiaries.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying (i) upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, facsimile, telex or teletype message, statement, order or other document, instrument or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and (ii) upon advice and statements of legal counsel (including counsel to the Borrower and its Subsidiaries), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent may deem and treat the payee of any Notes as the owner thereof for all purposes unless a written notice of the assignment, negotiation or transfer thereof, in accordance with the provisions of this Agreement, shall have been delivered to the Administrative Agent identifying the name of the subsequent payee or holder thereof.  The Administrative Agent shall be entitled to fail or refuse, and shall be fully protected in failing or refusing, to take any action required or permitted by it under this Agreement, the Notes or the other Loan Documents unless (A) it first shall receive such advice or concurrence of all of the Lenders as it deems appropriate, or (B) it first shall be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  In all cases the Administrative Agent shall be fully protected in acting, or in refraining from acting, under this Agreement, the Notes or the other Loan Documents in accordance with a unanimous request of the Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

            8.5       Notice of Default; Action by Administrative Agent.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default unless the Administrative Agent has received notice from a Lender, the Borrower or any of its Subsidiaries referring to this Agreement, describing such Default and stating that such notice is a "Notice of Default".  If the Administrative Agent receives such a notice, the Administrative Agent shall give telephonic and written notice thereof to the Lenders as soon as is practicable.  The Administrative Agent shall take such action with respect to an Event of Default as shall be reasonably directed by all of the Lenders; provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it deems advisable in the best interests of the Lenders.

            8.6       Non-Reliance on the Administrative Agent by the Other Lenders.  Each Lender expressly acknowledges that no Agent‑Related Person has made any representations or warranties to such Lender.  No Agent‑Related Person shall have any obligation, responsibility or liability to any of the Lenders regarding the creditworthiness or financial condition of the Borrower or its Subsidiaries or for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of this Agreement or any other Loan Document.  No act by the Administrative Agent hereinafter taken, including any review of the Borrower or its Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent‑Related Person to any Lender.  Each Lender represents to the Administrative Agent that, independently and without reliance upon any Agent‑Related Person or any other Lender and based on such documents and information as it has deemed appropriate, it has made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries and has made its own decision to enter into this Agreement and to make the Loan and otherwise participate in the transactions hereunder.  Each Lender also represents that, independently and without reliance upon any Agent‑Related Person or any other Lender, and based on such documents and information as it deems appropriate at the time, it shall continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, the Notes and the other Loan Documents and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries.  The Administrative Agent shall not be required to make any inquiry concerning the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, or the financial condition of the Borrower or its Subsidiaries or the existence or possible existence of any Default.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall have no obligation or liability to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower and its Subsidiaries that may come into the possession of any Agent‑Related Person.

            8.7       Indemnification.  Each of the Lenders shall indemnify, defend and hold harmless each Agent‑Related Person (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably, from and against any and all claims, demands, lawsuits, costs, expenses, fees, liabilities, obligations, losses, damages, actions, recoveries, judgments, suits, costs, expenses or disbursements of any kind whatsoever, as they arise, including interest, penalties and reasonable attorneys' and paralegals' fees and costs and amounts paid in settlement of any of the foregoing, whether direct, indirect, consequential or incidental, that at any time (including at any time following the satisfaction of the Loan) may be imposed on, incurred by or asserted against any Agent‑Related Person in any way relating to, resulting from or arising out of this Agreement, the Notes or the other Loan Documents, the transactions contemplated hereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment of any portion of such claims, demands, lawsuits, costs, expenses, fees, liabilities, obligations, losses, damages, actions, remedies, judgments, suits, costs, expenses or disbursements to the extent such result arose solely from the purportedly indemnified Person's gross negligence or willful misconduct.  Action taken in accordance with the directions of all of the Lenders in no event shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 8.7.  The agreements in this Section 8.7 shall survive the repayment of the Loans and the satisfaction of the other obligations and shall be in addition to and not in lieu of any other indemnification agreements set forth in the Loan Documents.

            8.8       Payments.  If in the opinion of the Administrative Agent, the distribution of any amount received by the Administrative Agent in such capacity under this Agreement, the Notes or the other Loan Documents might involve it in liability, the Administrative Agent may refrain from making the distribution thereof until the Administrative Agent's right to make such distribution shall have been adjudicated by a court of competent jurisdiction.  If a court of competent jurisdiction shall adjudge that any amount received from and distributed by the Administrative Agent in such capacity as Administrative Agent is to be repaid, each Person to whom any such distribution shall have been made either (a) shall repay to the Administrative Agent its proportionate share of the amount so adjudged to be repaid, or (b) shall repay the same in such manner and to such Persons as shall be determined by such court.

            8.9       Administrative Agent in Its Individual Capacity.  The Administrative Agent in its individual capacity, and its Affiliates, may make loans and other financial accommodations to, accept deposits from and generally engage in any kind of business with the Borrower and its Subsidiaries as though the Administrative Agent were not the Administrative Agent hereunder.  With respect to Loans made or renewed by it, the Note issued to Petra as a Lender shall have the same benefits, rights, powers and privileges under this Agreement, the Notes and the other Loan Documents as any other Lender and may exercise the same as though it were not the Administrative Agent, and the terms "Lender" and "Lenders" shall include the Administrative Agent in its individual capacity.

ARTICLE 9
TERMINATION

             This Agreement shall remain in full force and effect until such time as all indebtedness and other obligations of Borrower to Lenders and the Administrative Agent have been fully and irreversibly satisfied, and within a reasonable time thereafter Lenders shall cancel the Notes and deliver them to Borrower and shall direct the Administrative Agent to take such actions as are necessary to release any Liens on the Collateral.

ARTICLE 10
MISCELLANEOUS

10.1     Representation of Lenders.       Each of the Lenders hereby severally represents and warrants to the Borrower as follows:

            (a)        This Agreement is made with each Lender in reliance upon such Lender's representation to the Borrower, which by its acceptance hereof the Lender hereby confirms that the Note to be received by it will be acquired for investment for its own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof, and that it has no present intention of selling, granting participation in, or otherwise distributing the same. By executing this Agreement, the Lender further represents that it does not have a contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person, or to any third person, with respect to the Notes.

                        (b)           Each Lender understands that the Notes have not been registered under the Securities Act on the grounds that the sale provided for in this Agreement and the issuance of the Notes hereunder is exempt from registration under the Securities Act, and that the Borrower's reliance on such exemption is predicated in part upon the Lender's representations and warranties set forth herein.

                        (c)            Each Lender represents that he is an accredited investor, as defined under Regulation D of the Securities Act, experienced in evaluating companies such as the Borrower, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investments, and has the ability to bear the economic risks of its investments.

                        (d)           Each Lender understands that the Notes may not be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Notes or an available exemption from the registration under the Securities Act, the Notes must be held indefinitely.

                        (e)        Each Lender agrees that in no event will it make a transfer or disposition of the Notes other than in compliance with all applicable securities laws.

            10.2     Successors and Assigns Included in Parties.  Whenever in this Agreement one of the parties hereto is named or referred to, the heirs, legal representatives, successors, successors-in-title and assigns of such parties shall be included, and all covenants and agreements contained in this Agreement by or on behalf of Borrower, by or on behalf of the Lenders, or by or on behalf of the Administrative Agent shall bind and inure to the benefit of their respective heirs, legal representatives, successors-in-title and assigns, whether so expressed or not.

            10.3     Costs and Expenses.  Borrower agrees to pay all reasonable costs and expenses incurred by Lenders and the Administrative Agent in connection with the making of the Loan, including filing fees, recording taxes and reasonable attorneys' fees (provided, however, that Borrower shall not be obligated to reimburse the Administrative Agent or Lenders for their respective attorneys' fees and expenses and out-of-pocket expenses incurred in connection with the initial closing of the Loan to the extent the amount of such fees and expenses exceeds $50,000.00), and agrees to pay all reasonable out-of-pocket expenses of the Requisite Lender's respective representatives incurred in attending meetings of Borrower's board of directors promptly upon demand of such Requisite Lender.  Borrower further agrees to pay all premiums for insurance required to be maintained by Borrower pursuant to the terms of the Loan Documents and all of the out-of-pocket costs and expenses incurred by the Administrative Agent or the Lenders in connection with the collection of the Loan, amendment of the Loan Documents or prepayment of the Loan, including reasonable attorneys' fees, promptly upon demand of the Administrative Agent or the Lenders.

            10.4     Assignment.  The Notes, this Agreement and the other Loan Documents may be endorsed, assigned or transferred in whole or in part by the Administrative Agent or the Lenders, and any such holder or assignee of the same shall succeed to and be possessed of the rights and powers of such Lender under all of the same to the extent transferred and assigned.  Lenders may grant participations in all or any portion of its interest in the indebtedness evidenced by the Notes, and in such event Borrower shall continue to make payments due under the Loan Documents to Lenders and Lenders shall have the sole responsibility of allocating and forwarding such payments in the appropriate manner and amounts.  Borrower shall not assign any of its rights nor delegate any of its duties hereunder or under any of the other Loan Documents without the prior express written consent of Lenders.  In connection with the foregoing, a Lender shall have the right to disclose to any such actual or potential purchaser, assignee, transferee or participant all financial records, information, reports, financial statements, and documents obtained in connection with this Agreement and any of the other Loan Documents or otherwise, provided that such actual or potential purchaser, assignee, transferee or participant shall have signed a confidentiality agreement acceptable to Borrower, which acceptance shall not be unreasonably withheld or delayed.

            10.5     Time of the Essence.  Time is of the essence with respect to each and every covenant, agreement and obligation of Borrower hereunder and under all of the other Loan Documents.

            10.6     Severability.  If any provision(s) of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

            10.7     Interest and Loan Charges Not to Exceed Maximum Allowed by Law.  Anything in this Agreement, the Notes or any of the other Loan Documents to the contrary notwithstanding, in no event whatsoever, whether by reason of advancement of proceeds of the Loan, acceleration of the maturity of the unpaid balance of the Loan or otherwise, shall the interest and loan charges agreed to be paid to Lenders for the use of the money advanced or to be advanced hereunder exceed the maximum amounts collectible under applicable laws in effect from time to time.  It is understood and agreed by the parties that, if for any reason whatsoever the interest or loan charges paid or contracted to be paid by Borrower in respect of the indebtedness evidenced by the Notes shall exceed the maximum amounts collectible under applicable laws in effect from time to time, then ipso facto, the obligation to pay such interest or loan charges shall be reduced to the maximum amounts collectible under applicable laws in effect from time to time, and any amounts collected by Lenders or the Administrative Agent that exceed such maximum amounts shall be applied to the reduction of the principal balance of the indebtedness evidenced by the Notes or refunded to Borrower so that at no time shall the interest or loan charges paid or payable in respect of the indebtedness evidenced by the Notes exceed the maximum amounts permitted from time to time by applicable law.

            10.8     Notices.  Any and all notices, elections or demands permitted or required to be made under this Agreement shall be in writing, signed by the party giving such notice, election or demand and shall be delivered personally, telecopied, telexed or sent by certified mail or by nationally recognized overnight courier service (such as Federal Express), to the other party at the address set forth below, or at such other address as may be supplied in writing and of which receipt has been acknowledged in writing.  The date of personal delivery, telecopy or telex, or two (2) business days after the date of mailing, or the next business day after delivery to such courier service, as the case may be, shall be the date of such notice, election or demand.  For the purposes of this Agreement, the address for notice purposes shall be as set forth below or, with respect to any Lender, the address set forth immediately below any Lender's signature:

The address of the Administrative

Agent is:                                               Petra Mezzanine Fund, L.P.
                                                            172 Second Avenue North, Suite 112
                                                            Nashville, TN  37201
                                                            Facsimile:  (615) 313-5990
                                                            Attention:  Michael W. Blackburn

                                                            with a copy to:

                                                            Bass, Berry & Sims PLC
                                                            315 Deaderick Street, Suite 2700
                                                            Nashville, TN 37238-0002
                                                            Attention:  Howard Lamar
                                                            Facsimile:  (615) 742-6293

The address of Borrower is:                  Home Solutions of America, Inc.
                                                            5565 Red Bird Center Dr
                                                            Suite 150
                                                            Dallas, TX 75237
                                                            Facsimile: (214) 333-9435
                                                            Attention:  Rick J. O'Brien

                                                            with a copy to:

                                                            Patton Boggs LLP
                                                            2001 Ross Avenue, Suite 3000
                                                            Dallas, TX 75201
                                                            Facsimile: (214) 758-1550
                                                            Attention: David P. McLean

            10.9     Entire Agreement.  This Agreement and the other written agreements between Borrower, Lenders and the Administrative Agent represent the entire agreement between the parties concerning the subject matter hereof, and all oral discussions and prior agreements are merged herein; provided, however, that if there is a conflict between this Agreement and any other document executed contemporaneously herewith with respect to or in connection with the Loan, the provision of this Agreement shall control.  The execution and delivery of this Agreement and the other Loan Documents by Borrower were not based upon any fact or material provided by Lenders, nor was Borrower induced or influenced to enter into this Agreement or the other Loan Documents by any representation, statement, analysis or promise by Lenders.

            10.10   Governing Law.  This Agreement shall be construed and enforced under the internal laws of the State of Tennessee, without reference to the conflict of laws principles thereof.

10.11   Amendments.   No amendment, consent, waiver or other change of any provision of this Agreement or any other Loan Document or of any right or remedy thereunder of under applicable laws, rules or regulations shall be effective unless in writing signed by Requisite Lenders and the Borrower or the applicable Credit Party, as the case may be, and acknowledged by the Administrative Agent, and each such amendment, consent, waiver or other change shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that unless signed by each Lender directly affected thereby, no such amendment, waiver, consent or other change shall:

 (a)       extend or postpone any Maturity Date or any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document;

(b)        reduce the principal of, or the rate of interest specified herein on, the Loan, or any fees or other amounts payable hereunder or under any other Loan Document; provided, however, that only the consent of Requisite Lenders shall be necessary to (A) amend the definition of "Default Rate" or to waive any obligation of the Borrower to pay interest at the Default Rate or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on the Loan or to reduce any fee payable hereunder;

                        (c)        change any provision of this Section 10.11 or the definition of "Requisite Lenders" or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder;

                        (d)        release all or substantially all of the Collateral; or

                        (e)        release the Borrower or substantially all of the other Credit Parties from its or their obligations under the Loan Documents;

 The Administrative Agent and Requisite Lenders may modify, amend, restate, supplement or waive any provision of Article 8  without the consent of the Borrower or any other Credit Party.

10.12   Incorporation.  All schedules, exhibits, riders and other documents and instruments referenced herein shall be deemed to be incorporated herein and made a part hereof.

            10.12   Survival of Representations and Warranties.  All representations and warranties contained herein or made by or furnished on behalf of Borrower or any of its Subsidiaries in connection herewith shall survive the execution and delivery of this Agreement and all other Loan Documents.

            10.13   Jurisdiction and Venue. Borrower hereby consents to the jurisdiction of the courts of the State of Tennessee and the United States District Court for the Middle District of Tennessee, as well as to the jurisdiction of all courts from which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of any of its obligations arising under this Agreement or any other Loan Documents or with respect to the transactions contemplated hereby, and expressly waives any and all objections it may have as to venue in any of such courts.

            10.14   Waiver of Jury Trial.  LENDERS, THE ADMINISTRATIVE AGENT AND BORROWER EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER, RELATING TO OR CONNECTED WITH THIS AGREEMENT, THE COLLATERAL OR ANY OTHER AGREEMENT, INSTRUMENT OR DOCUMENT CONTEMPLATED HEREBY OR DELIVERED IN CONNECTION HEREWITH AND AGREE THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT.

            10.15   Counterparts.  This Agreement may be executed in any number of counterparts and by different parties to this Agreement in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement.

            10.16   Construction and Interpretation.  Should any provision of this Agreement require judicial interpretation, the parties hereto agree that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be more strictly construed against the party that itself or through its agent prepared the same, it being agreed that Borrower, Lender and their respective agents have participated in the preparation hereof.

10.17      Patriot Second Advance.

(a)        Borrower shall use its best efforts to provide Patriot with audited financial statements with respect to Cornerstone and the Cornerstone Acquisition on or before June 30, 2005.  If Patriot receives on or before June 30, 2005 audited financial statements with respect to Cornerstone and the Cornerstone Acquisition and if such statements are in form and substance satisfactory to Patriot, Patriot shall notify Borrower in writing, with copies to the other Lenders (the "Second Advance Notice") that Patriot is prepared to make the Patriot Second Advance pursuant to the terms of this Agreement.

Within three (3) days following Borrower's receipt of the Second Advance Notice, Borrower shall notify Patriot in writing, with a copy to the other Lenders, as to whether Borrower elects to receive the entire amount of the Second Advance or to reduce the amount of the Patriot Second Advance in part or in its entirety (the "Borrower Second Advance Response").  If Borrower fails to provide the Borrower Second Advance Response as and when required in the preceding sentence, Borrower shall be deemed to have elected to receive the Patriot Second Advance in the full principal amount of $700,000.  Patriot shall fund the Patriot Second Advance, subject to any reduction in its amount pursuant to a valid Borrower Second Advance Response, not later than three (3) days following its receipt of the Borrower Second Advance Response (or three (3) days following the date on which Patriot could have received a valid Borrower Second Advance Response if no such notice is actually received); provided, however, Patriot shall have no obligation to so fund the Patriot Second Advance unless and until it has received from the Borrower (i) the executed and delivered Note evidencing Borrower's obligation to repay the Patriot Second Advance in the amount actually advanced, and (ii) the Warrant for 93,333 shares, the deliveries required by clauses (i) and (ii) to be in the form of the Note and Warrant delivered to Patriot on the Closing Date, with appropriate changes to reflect the amounts and date of the deliveries.  Borrower hereby agrees to deliver promptly upon demand of Patriot the items required by clauses (i) and (ii) above in advance of Patriot funding the Patriot Second Advance.

(b)        If Patriot notifies Borrower that Patriot has approved the audited financial statements described in Section 10.17(a), but Borrower does not borrow all of the Patriot Second Advance, then, notwithstanding anything to the contrary set forth herein,:

(i)        with respect to the Patriot Closing Fee, Patriot shall credit to Borrower an amount equal to the product of (a) 4% multiplied by (b) $700,000 minus the amount of the Patriot Second Advance actually funded to Borrower; and

(ii)        with respect to the Warrant for 93,333 shares described in clause (ii) of Section 10.17:

(a) Patriot shall be entitled to receive such a Warrant, except that the number of shares covered by such Warrant shall be equal to the product of (i) 93,333 multiplied by (ii) a fraction, the numerator of which is the amount, if any, of the portion of the Patriot Second Advance made by Patriot and the denominator is $700,000; and

(b) each Lender (including, without limitation,  Patriot) shall be entitled to receive such a Warrant, except that the number of shares covered by each Lender's respective Warrant shall be equal to the product of (i) 93,333 minus the number of shares covered by the Warrant, if any, issued to Patriot under clause (a) above, multiplied by (ii) for each Lender, a fraction, the numerator of which is the amount of the Lender's portion of the aggregate Loan outstanding immediately after the funding of the Patriot Second Advance (if any) and the denominator of which is the aggregate Loan outstanding immediately after the funding of the Patriot Second Advance (if any).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or have caused this Agreement to be executed by their duly authorized officers or other representatives, as of the date first above written.

                                                                        ADMINISTRATIVE AGENT:

                                                                        PETRA MEZZANINE FUND, L.P.

                                                                        By:  Petra Partners, LLC, its general partner

                                                                    By:___________________________
                                                                                      Michael W. Blackburn,
                                                                                      Managing Member

                                                                        BORROWER:

                                                                        HOME SOLUTIONS OF AMERICA, INC.

                                                                        By:__________________________________
                                                                              Title:

                                                                        LENDER:

                                                                        PETRA MEZZANINE FUND, L.P.

                                                                        By:  Petra Partners, LLC, its general partner

                                                                    By:___________________________
                                                                                      Michael W. Blackburn,
                                                                                      Managing Member

                                                Address for notice purpose:

      Petra Mezzanine Fund, L.P.
                  172 Second Avenue North, Suite 112
                   Nashville, TN  37201
                   Facsimile:  (615) 313-5990
                   Attention:  Michael W. Blackburn

                                                            PATRIOT:

PATRIOT CAPITAL, L.P.

                                                            By:       Patriot Capital, LLC,
                                                                        its general partner

                                                            By:       _______________________(SEAL)
                                                                                    Charles P. McCusker,
                                                                                    Managing Member

                                                Address for notice purpose:

Patriot Capital, L.P.
16 W. Madison Street
Baltimore, MD 21201
Attention: Charles P. McCusker
Facsimile:  (443) 573-3020

                                                            LADDCAP:

                                                            LADDCAP VALUE PARTNERS L.P.

                                                                        By:
                                                                                    Robert B. Ladd
                                                                                    Managing Partner

                                                Address for notice purpose:
                                                                        650 Fifth Avenue, Suite 600
                                                                        New York, NY 10019
                                                                        Facsimile: (212) 259-2052
                                                                       Attention:  Robert B. Ladd, Managing Partner

Index of Exhibits and Schedules

                                    Exhibit A                      Form of Assignment of Life Insurance
                                    Exhibit B                      Form of Note
                                    Exhibit C                      Form of Security Agreement
                                    Exhibit D                      Form of Stock Purchase Warrant
                                    Exhibit E                       Form of Assignment of Life Insurance
                                    Schedule 3.1                Corporate Status
                                    Schedule 3.2                Capitalization
                                    Schedule 3.5                Conflicts
                                    Schedule 3.6                Investments (including Investments in Subsidiaries)
                                    Schedule 3.7                Trademarks and Patents
                                    Schedule 3.9                Indebtedness and Liens
                                    Schedule 3.12              Litigation
                                    Schedule 3.17              Related Party Transactions
                                    Schedule 3.19              Significant Contracts
                                    Schedule 3.20              Employee Benefit Plans
                                    Schedule 3.21              Environmental Matters
                                    Schedule 4.12              Restricted Payments

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